Exhibit XIII

 June 2023  European Investment Bank Group Risk Management Disclosure Report

 June 2023 European Investment Bank Group Risk Management Disclosure Report

 June 2023 European Investment Bank Group – Risk Management Disclosure Report  © European Investment Bank, 2023.  All rights reserved.  All questions on rights and licensing should be addressed to publications@eib.org.  For further information on the EIB’s activities, please consult our website, www.eib.org. For further information on the EIF’s activities, please consult our website, www.eif.org.  You can also contact our info Desk, info@eib.org. Get our e-newsletter at www.eib.org/sign-up.  Published by the European Investment Bank. European Investment Bank  98 -100, boulevard Konrad Adenauer L-2950 Luxembourg  +352 4379-1  info@eib.org www.eib.org twitter.com/eib  facebook.com/europeaninvestmentbank youtube.com/eibtheeubank  Disclaimer:  The information presented in this report has not been subject to external audit.  Printed on FSC® Paper.

 Table of contents  1 Introduction ................................................................................................................. 1  1.1 Regulatory framework and basis of preparation................................................................................. 1 1.2 Key risk metrics .................................................................................................................................. 2  2 Capital adequacy and risk-weighted exposure amounts ................................................ 4  2.1 Capital requirements .......................................................................................................................... 4  2.2 Own funds .......................................................................................................................................... 8  3 Credit risk....................................................................................................................14  3.1 Credit risk quality ............................................................................................................................. 14  3.2 Use of the standardised approach .................................................................................................... 20  3.3 Use of the Internal Ratings Based Approach ..................................................................................... 22  3.4 Equity risk ......................................................................................................................................... 29  4 Counterparty credit risk...............................................................................................30  5 Securitisation ..............................................................................................................34  6 Leverage ratio .............................................................................................................38  7 Liquidity risk................................................................................................................41  7.1 Liquidity coverage ratio (LCR) ........................................................................................................... 41  7.2 Net stable funding ratio (NSFR) ........................................................................................................ 44  8 Interest rate risk in the banking book ..........................................................................46  9 Appendix.....................................................................................................................47  9.1 Appendix I — Extent and frequency of disclosures ........................................................................... 47 9.2 Appendix II — Abbreviations ............................................................................................................ 49

 Introduction | 1  1 Introduction  1.1 Regulatory framework and basis of preparation  The European Investment Bank (EIB) Group does not fall within the scope of application of the European Union (EU)’s legislation applicable to credit institutions, in particular the Capital Requirements Directive and Regulation (Directive 2013/36/EU or ‘CRD’, Regulation 575/2013 or ‘CRR’, as amended from time to time, commonly referred to as the ‘CRD/CRR package’), being the EU legal framework binding on institutions, financial holding companies and mixed financial holding companies. The EIB, therefore, is not legally obliged to meet the requirements of the above-mentioned Directive and Regulation. However, reflecting its statutory duty to conform with best banking practice (BBP), the EIB aims to comply both at individual and consolidated level with relevant EU banking legislative acts and guidelines, to the extent determined by its competent governing bodies and in line with the BBP Guiding Principles approved.  Following on from the above, the June 2023 EIB Group Risk Management Disclosure Report (‘GRMDR’ or the ‘Report’) has been prepared in line with the prudential disclosure requirements as set out in Articles 431 to 455 of Part Eight of CRR1 and the related technical standards, guidelines and opinions of the European Banking Authority (‘EBA’), as applicable to the EIB as BBP and which are relevant and compatible with the EIB’s statutory framework and business model.  These disclosure requirements and the corresponding European Commission Implementing Regulation 2  constitute a fundamental review of regulators’ strategy on banks’ Pillar III disclosures3.  Also in this report edition, disclosures are compatible with the EIB’s specificities, thus reflecting the non- applicability or non-availability of certain templates, as described in Appendix 9.1. Accordingly, the EIB Group’s disclosures are not fully comparable with those published by EU credit institutions, financial holding companies and mixed financial holding companies, directly within the subjective scope of the CRD/CRR banking package, owing that to the EIB’s status as an EU body pursuant to the Treaty on the Functioning of the European Union.  The EIB Group (also ‘the Group’) consists of the European Investment Bank (‘EIB’ or ‘the Bank’) and the European Investment Fund (‘EIF’ or ‘the Fund’). For a more detailed overview of the Group entities, scope of consolidation, criteria, means and policies underlying the disclosures please refer to the 2022 GRMDR available on the EIB website.  The information provided in this report is unaudited.  Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.  1  2  3  Part Eight (Articles 431 to 455) of Regulation (EU) No 575/2013 of the European Parliament and of the Council, of 26 June 2013 (CRR), as subsequently amended, notably by Regulation (EU) 2019/876 of the European Parliament and of the Council, of 20 May 2019.  Commission Implementing Regulation 2021/637 of 15 March 2021 laying down implementing technical standards with regard to public disclosures by institutions of the information referred to in Titles II and III of Part Eight of Regulation (EU) No 575/2013 of the European Parliament and of the Council and repealing Commission Implementing Regulation (EU) No 1423/2013, Commission Delegated Regulation (EU) 2015/1555, Commission Implementing Regulation (EU) 2016/200 and Commission Delegated Regulation (EU) 2017/2295. The Commission Implementing Regulation is based on the EBA’s final draft Implementing Technical Standards (ITS) on public disclosures by institutions of the information referred to in Titles II and III of Part Eight of Regulation (EU) No 575/2013, EBA/ITS/2020/04, EBA/ITS/2021/07 and EBA/ITS/2022/01.  The disclosure report in the context of the Basel Framework is also referred to as “Pillar III”, representing the third Basel pillar based on market discipline.

1.2 Key risk metrics

Template EU KM1 — Key metrics template

The template below provides key metrics on capital and liquidity regulatory requirements pursuant to Article 447 of the CRR. These metrics form part of the Group's overall risk management across individual risk types, in addition to the Group's specific internal risk metrics, and consequently are integrated across the strategic planning, risk appetite framework, stress testing framework and risk reporting processes. Disclosure requirements related to the Supervisory Review and Evaluation Process ('SREP') are not included in the templates as these are not applicable to the EIB as BBP.

The format and headings of the set of templates in this report are consistent with the relevant European Commission Implementing Regulation as referred to in this report (notably with EBA/ITS/2020/04 on public disclosures), adapted on the basis of the BBP Guiding Principles to reflect compatibility with the EIB's statutory framework.

		a	e
Amounts are in EUR million unless otherwise indicated		30.06.2023	31.12.2022
	Available own funds (amounts)		
1	Common Equity Tier 1 (CET1) capital	77,920	76,813
2	Tier 1 capital	77,920	76,813
3	Total capital	77,920	76,813
	Risk-weighted exposure amounts		
4	Total risk-weighted exposure amount	227,370	222,405
	Capital ratios (as a percentage of risk-weighted exposure amount)		
5	Common Equity Tier 1 ratio (%)	34.3%	34.5%
6	Tier 1 ratio (%)	34.3%	34.5%
7	Total capital ratio (%)	34.3%	34.5%
	Combined buffer requirement (as a percentage of risk-weighted exposure amount)		
8	Capital conservation buffer (%)	2.5%	2.5%
EU 8a	Conservation buffer due to macro-prudential or systemic risk identified at the level of a Member State (%)	0.0%	0.0%
9	Institution specific countercyclical capital buffer (%)	0.5%	0.3%
	Buffer for systemic relevance (self-imposed)[4]	1.0%	1.0%
11	Combined buffer requirement (%)	4.0%	3.8%
EU 11a	Overall capital requirements (%)	12.0%	11.8%
	Leverage ratio		
13	Total exposure measure	663,207	660,688
14	Leverage ratio (%)	11.7%	11.6%
	Leverage ratio buffer and overall leverage ratio requirement (as a percentage of total exposure measure)		
EU 14e	Overall leverage ratio requirement (%)[5]	3.5%	3.5%
	Liquidity Coverage Ratio[6]		
15	Total high-quality liquid assets (HQLA) (Weighted value - average)	76,012	86,255
EU 16a	Cash outflows - Total weighted value	33,216	32,002
EU 16b	Cash inflows - Total weighted value	13,236	13,725
16	Total net cash outflows (adjusted value)	19,980	18,277
17	Liquidity coverage ratio (%)	420.4%	498.6%

[4] Although the EIB is not a global systematically important bank (G-SII), it has decided to provide for an additional buffer for systemic relevance of 1.0% of the CET1.

[5] The leverage ratio requirements reported in this template include a self-imposed leverage buffer add-on for systemic relevance.

[6] Figures related to the Liquidity Coverage Ratio are reported as averages over the last 12 months.

2 | June 2023 EIB Group Risk Management Disclosure Report

 Introduction | 3  Net Stable Funding Ratio  18  Total available stable funding  464,054  460,912  19  Total required stable funding  376,835  369,115  20  NSFR ratio (%)  123.1%  124.9%

2 Capital adequacy and risk-weighted exposure amounts

2.1 Capital requirements

Template EU OV1 – Overview of total risk exposure amounts

This template exhibits a breakdown of the risk-weighted exposure amounts (RWEA) and own funds requirements for the different types of risk. No breakdown of the RWEA for operational risk by regulatory approach is disclosed due to the EIB Group's early adoption of the Basel standardised approach for this risk.

		Total risk exposure amount		Total own funds requirements
		a	b	c
	Amounts are in EUR million, unless otherwise indicated	30.06.2023	31.12.2022	30.06.2023
1	**Credit risk (excluding CCR)**	**184,256**	**174,725**	**14,740**
2	Of which the standardised approach	64,860	55,113	5,189
3	Of which the foundation IRB (F-IRB) approach[7]	2,166	1,858	173
4	Of which slotting approach	-	-	-
EU 4a	Of which equities under the simple risk weighted approach	7,984	4,714	639
5	Of which the Advanced IRB (A-IRB) approach	109,246	113,040	8,740
6	**Counterparty credit risk - CCR**	**5,362**	**5,143**	**429**
7	Of which the standardised approach	2,336	2,214	187
8	Of which internal model method (IMM)	-	-	-
EU 8a	Of which exposures to a CCP	3	6	0
EU 8b	Of which credit valuation adjustment – CVA	2,819	2,686	226
9	Of which other CCR	204	237	16
15	**Settlement risk**	**-**	**-**	**-**
16	**Securitisation exposures in the non-trading book (after the cap)**	**32,338**	**36,090**	**2,587**
17	Of which SEC-IRBA approach	6,480	6,449	518
18	Of which SEC-ERBA (including IAA)	4,182	4,612	335
19	Of which SEC-SA approach	21,676	25,030	1,734
EU 19a	Of which 1250%[8]	-	-	-
20	**Position, foreign exchange and commodities risks (Market risk)**	**-**	**1,032**	**-**
21	Of which the standardised approach [9]	-	1,032	-
22	Of which IMA	-	-	-
EU 22a	**Large exposures**	**-**	**-**	**-**
23	**Operational risk**	**5,414**	**5,414**	**433**
24	**Amounts below the thresholds for deduction (subject to 250% risk weight)**	**-**	**-**	**-**
29	**Total**	**227,370**	**222,405**	**18,190**

7 In line with the EBA mapping, this row contains the exposure class "cash and other non-current assets".

8 The Group opted for deducting the exposures rather than applying a risk-weight of 1250%. The amount of securitisation exposures in the banking book deducted from own funds stood at EUR 87 million, equivalent to EUR 1,088 million RWEAs at the end of June 2023 (EUR 87 million, equivalent to EUR 1,087 million of RWEAs at the end of 2022).

9 As of 30 June 2023, no capital charge for market risk was required as the Group does not have a trading book and the net FX position of the Group did not exceed 2% of the regulatory own funds (the "de minimis exemption").

4 | June 2023 EIB Group Risk Management Disclosure Report

Template EU CCyB1 — Geographical distribution of credit exposures relevant for the calculation of the countercyclical buffer

The following template presents a geographical breakdown of the relevant EIB Group exposures for the calculation of the countercyclical buffer. In line with the Commission Delegated Regulation 1152/2014, total exposures considered for the calculation of the countercyclical buffer are allocated to countries on an immediate obligor basis (that is, not taking into account the substitution effect of credit risk mitigation (CRM) instruments).

		a	b	c	d	e	f	g	h	i	j	k	l	m
		General credit exposures		Relevant credit exposures – Market risk				Own fund requirements						Counter-cyclical buffer rate (%)
Amounts are in EUR million unless otherwise indicated		Exposure value under the standardised approach	Exposure value under the IRB approach	Sum of long and short positions of trading book exposures for SA	Value of trading book exposure for internal models	Securitisation exposures Exposure value for non-trading book	Total exposure value	Relevant credit risk exposure – Credit risk	Relevant credit exposures – Market risk	Relevant credit exposures – Securitisation positions in the non-trading book	Total	Risk-weighted exposure amounts	Own fund require-ments weights (%)	
10	**Breakdown by country:**													
	Austria	71	2,918	-	-	24	3,014	149	-	0	149	1,868	1.1%	0.0%
	Azerbaijan	-	5	-	-	-	5	0	-	-	0	5	0.0%	0.0%
	Belarus	-	0	-	-	-	0	0	-	-	0	1	0.0%	0.0%
	Belgium	151	3,119	-	-	-	3,270	153	-	-	153	1,915	1.1%	0.0%
	Bolivia	-	50	-	-	-	50	2	-	-	2	28	0.0%	0.0%
	Brazil	-	882	-	-	-	882	58	-	-	58	726	0.4%	0.0%
	Bulgaria	3	15	-	-	-	17	3	-	-	3	41	0.0%	1.5%
	Canada	-	10	-	-	-	10	1	-	-	1	10	0.0%	0.0%
	Cayman Islands	144	-	-	-	75	219	144	-	9	153	1,912	1.1%	0.0%
	Chile	-	414	-	-	-	414	6	-	-	6	80	0.0%	0.0%
	Costa Rica	1	-	-	-	-	1	0	-	-	0	3	0.0%	0.0%
	Croatia	4	103	-	-	-	108	9	-	-	9	114	0.1%	0.5%
	Cyprus	-	10	-	-	-	10	3	-	-	3	36	0.0%	0.0%
	Czech Republic	84	2,232	-	-	-	2,315	82	-	-	82	1,030	0.6%	2.5%
	Denmark	437	2,587	-	-	-	3,024	246	-	-	246	3,080	1.8%	2.5%
	Dominican Republic	-	7	-	-	-	7	1	-	-	1	9	0.0%	0.0%
	Egypt	-	849	-	-	-	849	90	-	-	90	1,125	0.6%	0.0%

Capital adequacy and risk-weighted exposure amounts | 5

	Estonia	33	385	-	-	-	418	29	-	-	29	358	0.2%	1.0%
	Finland	246	2,663	-	-	-	2,908	172	-	-	172	2,153	1.2%	0.0%
	France	3,136	13,428	-	-	119	16,683	1,335	-	118	1,453	18,158	10.3%	0.5%
	Georgia	-	170	-	-	-	170	13	-	-	13	160	0.1%	0.0%
	Germany	808	15,435	-	-	-	16,243	891	-	-	891	11,139	6.3%	0.8%
	Greece	22	410	-	-	-	432	45	-	-	45	556	0.3%	0.0%
	Guernsey	211	-	-	-	-	211	125	-	-	125	1,567	0.9%	0.0%
	Hungary	6	654	-	-	-	659	30	-	-	30	373	0.2%	0.0%
	Iceland	6	458	-	-	-	464	25	-	-	25	315	0.2%	2.0%
	Ireland	339	2,304	-	-	384	3,027	149	-	6	155	1,934	1.1%	0.5%
	Israel	17	964	-	-	-	981	71	-	-	71	893	0.5%	0.0%
	Italy	792	21,269	-	-	2,223	24,284	1,194	-	132	1,326	16,573	9.4%	0.0%
	Ivory Coast	-	44	-	-	-	44	5	-	-	5	68	0.0%	0.0%
	Japan	-	28	-	-	-	28	1	-	-	1	10	0.0%	0.0%
	Jersey	354	0	-	-	-	354	249	-	-	249	3,113	1.8%	0.0%
	Jordan	-	223	-	-	-	223	24	-	-	24	296	0.2%	0.0%
	Kazakhstan	-	85	-	-	-	85	4	-	-	4	51	0.0%	0.0%
	Kenya	-	13	-	-	-	13	1	-	-	1	14	0.0%	0.0%
	Latvia	4	208	-	-	-	212	8	-	-	8	105	0.1%	0.0%
	Lebanon	-	73	-	-	-	73	23	-	-	23	286	0.2%	0.0%
	Lithuania	14	323	-	-	-	337	17	-	-	17	215	0.1%	0.0%
	Luxembourg[10]	6,336	6,306	-	-	56,555	69,197	2,296	-	1,795	4,092	51,147	29.1%	0.5%
	Malta	-	18	-	-	-	18	2	-	-	2	29	0.0%	0.0%
	Mauritania	-	14	-	-	-	14	2	-	-	2	25	0.0%	0.0%
	Mauritius	332	125	-	-	-	457	129	-	-	129	1,613	0.9%	0.0%
	Mexico	-	85	-	-	-	85	18	-	-	18	225	0.1%	0.0%
	Moldova	-	63	-	-	-	63	5	-	-	5	65	0.0%	0.0%

[10] The own funds requirements for Luxembourg are calculated including exposures to securitisations for which information to allocate the underlying exposures to the country of the obligor is not available or the effort to identify such place would be disproportionate in accordance with Article 4 of Commission Delegated Regulation (EU) No 1152/2014.

6 | **June 2023 EIB Group Risk Management Disclosure Report**

	Mongolia	-	20	-	-	-	20	2	-	-	2	27	0.0%	0.0%
	Montenegro	-	30	-	-	-	30	6	-	-	6	71	0.0%	0.0%
	Morocco	-	295	-	-	-	295	19	-	-	19	234	0.1%	0.0%
	Netherlands	839	10,064	-	-	675	11,578	449	-	23	472	5,904	3.4%	1.0%
	Norway	8	788	-	-	-	795	21	-	-	21	258	0.1%	2.5%
	Palestine	-	13	-	-	-	13	2	-	-	2	28	0.0%	0.0%
	Peru	-	231	-	-	-	231	4	-	-	4	53	0.0%	0.0%
	Poland	4	6,422	-	-	946	7,372	262	-	59	321	4,014	2.3%	0.0%
	Portugal	47	2,826	-	-	1,047	3,920	108	-	130	238	2,974	1.7%	0.0%
	Romania	-	212	-	-	216	429	14	-	7	22	270	0.2%	0.5%
	Singapore	31	-	-	-	-	31	31	-	-	31	392	0.2%	0.0%
	Slovakia	-	144	-	-	-	144	6	-	-	6	71	0.0%	1.0%
	Slovenia	17	167	-	-	-	184	14	-	-	14	173	0.1%	0.0%
	South Africa	187	18	-	-	-	205	108	-	-	108	1,353	0.8%	0.0%
	Spain	827	13,818	-	-	2,848	17,493	758	-	295	1,053	13,164	7.5%	0.0%
	Sweden	388	4,376	-	-	-	4,764	255	-	-	255	3,184	1.8%	2.0%
	Switzerland	-	825	-	-	-	825	44	-	-	44	545	0.3%	0.0%
	Tanzania	-	184	-	-	-	184	22	-	-	22	279	0.2%	0.0%
	Tunisia	-	143	-	-	-	143	13	-	-	13	158	0.1%	0.0%
	Türkiye	-	485	-	-	94	579	31	-	11	42	522	0.3%	0.0%
	Ukraine	-	312	-	-	-	312	135	-	-	135	1,693	1.0%	0.0%
	United Kingdom	903	19,240	-	-	-	20,143	1,261	-	-	1,261	15,759	9.0%	1.0%
	United States of America	78	214	-	-	-	292	84	-	-	84	1,050	0.6%	0.0%
	Uzbekistan	-	82	-	-	-	82	8	-	-	8	98	0.1%	0.0%
	Venezuela	-	90	-	-	-	90	2	-	-	2	21	0.0%	0.0%
	Zambia	-	7	-	-	-	7	1	-	-	1	13	0.0%	0.0%
	Zimbabwe	-	28	-	-	-	28	6	-	-	6	75	0.0%	0.0%
020	**Total**	**16,880**	**139,979**	**-**	**-**	**65,205**	**222,063**	**11,478**	**-**	**2,587**	**14,065**	**175,808**	**100.0%**	

Capital adequacy and risk-weighted exposure amounts | 7

Template EU CCyB2 — Amount of institution-specific countercyclical capital buffer

Amounts are in EUR million, unless otherwise indicated		a
1	Total risk exposure amount	227,370
2	Institution specific countercyclical capital buffer rate	0.48%
3	Institution specific countercyclical capital buffer requirement	1,089

2.2 Own funds

Template EU CC1 — Composition of regulatory own funds

The template provides a detailed breakdown of the composition of the regulatory own funds reconciled with the unaudited financial statements of the Group under EU-AD. The template also includes an overview of the prudential filters and regulatory deductions considered in the calculation of the regulatory own funds as detailed beforehand.

		a	b
	Amounts are in EUR million, unless otherwise indicated	**Amounts**	**Source based on reference numbers/letters of the balance sheet under the regulatory scope of consolidation**
	Common Equity Tier 1 (CET1) capital: instruments and reserves		
1	Capital instruments and the related share premium accounts	21,551	L.7. minus A.11.
	of which: Subscribed capital	21,551	L.7. minus A.11.
2	Retained earnings	43,854	L.8.a plus L.8.b
3	Accumulated other comprehensive income (and other reserves)	11,195	L.8.c
EU-3a	Funds for general banking risk	1,883	L.8.d
4	Amount of qualifying items referred to in Article 484 (3) CRR and the related share premium accounts subject to phase out from CET1		
5	Minority interests (amount allowed in consolidated CET1)	-	
EU-5a	Independently reviewed interim profits net of any foreseeable charge or dividend[11]	1,001	L.9.
6	**Common Equity Tier 1 (CET1) capital before regulatory adjustments**	**79,484**	
	Common Equity Tier 1 (CET1) capital: regulatory adjustments		
7	Additional value adjustments (negative amount)	-58	
8	Intangible assets (net of related tax liability) (negative amount)	-82	A.8.
10	Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related tax liability where the conditions in Article 38 (3) CRR are met) (negative amount)	-	
11	Fair value reserves related to gains or losses on cash flow hedges of financial instruments that are not valued at fair value	-	
12	Negative amounts resulting from the calculation of expected loss amounts	-965	
13	Any increase in equity that results from securitised assets (negative amount)	-	
14	Gains or losses on liabilities valued at fair value resulting from changes in own credit standing	-	
15	Defined-benefit pension fund assets (negative amount)	-	

[11] Financial data used in the production of this quantitative template are based on the unaudited semi-annual financial statements of the Group under EU-AD as of 30.06.2023.

8 | June 2023 EIB Group Risk Management Disclosure Report

16	Direct, indirect and synthetic holdings by an institution of own CET1 instruments (negative amount)	-	
17	Direct, indirect and synthetic holdings of the CET1 instruments of financial sector entities where those entities have reciprocal cross holdings with the institution designed to inflate artificially the own funds of the institution (negative amount)	-	
18	Direct, indirect and synthetic holdings by the institution of the CET1 instruments of financial sector entities where the institution does not have a significant investment in those entities (amount above 10% threshold and net of eligible short positions) (negative amount)	-	
19	Direct, indirect and synthetic holdings by the institution of the CET1 instruments of financial sector entities where the institution has a significant investment in those entities (amount above 10% threshold and net of eligible short positions) (negative amount)	-	
EU-20a	Exposure amount of the following items which qualify for a RW of 1250%, where the institution opts for the deduction alternative	-87	
EU-20b	of which: qualifying holdings outside the financial sector (negative amount)	-	
EU-20c	of which: securitisation positions (negative amount)	-87	
EU-20d	of which: free deliveries (negative amount)	-	
21	Deferred tax assets arising from temporary differences (amount above 10% threshold, net of related tax liability where the conditions in Article 38 (3) CRR are met) (negative amount)	-	
22	Amount exceeding the 17.65% threshold (negative amount)	-	
23	of which: direct, indirect and synthetic holdings by the institution of the CET1 instruments of financial sector entities where the institution has a significant investment in those entities	-	
25	of which: deferred tax assets arising from temporary differences	-	
EU-25a	Losses for the current financial year (negative amount)	-	
EU-25b	Foreseeable tax charges relating to CET1 items except where the institution suitably adjusts the amount of CET1 items insofar as such tax charges reduce the amount up to which those items may be used to cover risks or losses (negative amount)	-	
27	Qualifying AT1 deductions that exceed the AT1 items of the institution (negative amount)	-	
27a	Other regulatory adjustments to CET1 capital *(including IFRS 9 transitional adjustments when relevant)*	-372	
28	**Total regulatory adjustments to Common Equity Tier 1 (CET1)**	**-1,564**	
29	**Common Equity Tier 1 (CET1) capital**	**77,920**	
	Additional Tier 1 (AT1) capital: instruments		
30	Capital instruments and the related share premium accounts	-	
31	of which: classified as equity under applicable accounting standards	-	
32	of which: classified as liabilities under applicable accounting standards	-	
33	Amount of qualifying items referred to in Article 484 (4) CRR and the related share premium accounts subject to phase out from AT1 as described in Article 486(3) CRR	-	
EU-33a	Amount of qualifying items referred to in Article 494a(1) CRR subject to phase out from AT1	-	

Capital adequacy and risk-weighted exposure amounts | 9

EU-33b	Amount of qualifying items referred to in Article 494b(1) CRR subject to phase out from AT1	-	
34	Qualifying Tier 1 capital included in consolidated AT1 capital (including minority interests not included in row 5) issued by subsidiaries and held by third parties	-	
35	of which: instruments issued by subsidiaries subject to phase out	-	
36	**Additional Tier 1 (AT1) capital before regulatory adjustments**		
	Additional Tier 1 (AT1) capital: regulatory adjustments		
37	Direct, indirect and synthetic holdings by an institution of own AT1 instruments (negative amount)	-	
38	Direct, indirect and synthetic holdings of the AT1 instruments of financial sector entities where those entities have reciprocal cross holdings with the institution designed to inflate artificially the own funds of the institution (negative amount)	-	
39	Direct, indirect and synthetic holdings of the AT1 instruments of financial sector entities where the institution does not have a significant investment in those entities (amount above 10% threshold and net of eligible short positions) (negative amount)	-	
40	Direct, indirect and synthetic holdings by the institution of the AT1 instruments of financial sector entities where the institution has a significant investment in those entities (net of eligible short positions) (negative amount)	-	
42	Qualifying T2 deductions that exceed the T2 items of the institution (negative amount)	-	
42a	Other regulatory adjustments to AT1 capital	-	
43	**Total regulatory adjustments to Additional Tier 1 (AT1) capital**	**-**	
44	**Additional Tier 1 (AT1) capital**	**-**	
45	**Tier 1 capital (T1 = CET1 + AT1)**	**77,920**	
	Tier 2 (T2) capital: instruments		
46	Capital instruments and the related share premium accounts	-	
47	Amount of qualifying items referred to in Article 484 (5) CRR and the related share premium accounts subject to phase out from T2 as described in Article 486(4) CRR	-	
EU-47a	Amount of qualifying items referred to in Article 494a (2) CRR subject to phase out from T2	-	
EU-47b	Amount of qualifying items referred to in Article 494b (2) CRR subject to phase out from T2	-	
48	Qualifying own funds instruments included in consolidated T2 capital (including minority interests and AT1 instruments not included in rows 5 or 34) issued by subsidiaries and held by third parties	-	
49	of which: instruments issued by subsidiaries subject to phase out	-	
50	Credit risk adjustments	-	
51	**Tier 2 (T2) capital before regulatory adjustments**	-	
	Tier 2 (T2) capital: regulatory adjustments		
52	Direct, indirect and synthetic holdings by an institution of own T2 instruments and subordinated loans (negative amount)	-	

10 | **June 2023 EIB Group Risk Management Disclosure Report**

53	Direct, indirect and synthetic holdings of the T2 instruments and subordinated loans of financial sector entities where those entities have reciprocal cross holdings with the institution designed to inflate artificially the own funds of the institution (negative amount)	-	
54	Direct, indirect and synthetic holdings of the T2 instruments and subordinated loans of financial sector entities where the institution does not have a significant investment in those entities (amount above 10% threshold and net of eligible short positions) (negative amount)	-	
55	Direct, indirect and synthetic holdings by the institution of the T2 instruments and subordinated loans of financial sector entities where the institution has a significant investment in those entities (net of eligible short positions) (negative amount)	-	
EU-56a	Qualifying eligible liabilities deductions that exceed the eligible liabilities items of the institution (negative amount)	-	
EU-56b	Other regulatory adjustments to T2 capital	-	
57	**Total regulatory adjustments to Tier 2 (T2) capital**	**-**	
58	**Tier 2 (T2) capital**	**-**	
59	**Total capital (TC = T1 + T2)**	**77,920**	
60	**Total Risk exposure amount**	**227,370**	
	Capital ratios and requirements including buffers		
61	Common Equity Tier 1 capital	34.3%	
62	Tier 1 capital	34.3%	
63	Total capital	34.3%	
64	Institution CET1 overall capital requirement	8.5%	
65	of which: capital conservation buffer requirement	2.5%	
66	of which: countercyclical buffer requirement	0.5%	
67	of which: buffer for systemic relevance (self-imposed)	1.0%	
68	**Common Equity Tier 1 capital (as a percentage of risk exposure amount) after meeting the minimum capital requirements**	**25.8%**	
	Amounts below the thresholds for deduction (before risk weighting)		
72	Direct and indirect holdings of own funds and eligible liabilities of financial sector entities where the institution does not have a significant investment in those entities (amount below 10% threshold and net of eligible short positions)	870	
73	Direct and indirect holdings by the institution of the CET1 instruments of financial sector entities where the institution has a significant investment in those entities (amount below 17.65% thresholds and net of eligible short positions)	-	
75	Deferred tax assets arising from temporary differences (amount below 17.65% threshold, net of related tax liability where the conditions in Article 38 (3) CRR are met)	-	
	Applicable caps on the inclusion of provisions in Tier 2		
76	Credit risk adjustments included in T2 in respect of exposures subject to standardised approach (prior to the application of the cap)	-	
77	Cap on inclusion of credit risk adjustments in T2 under standardised approach	811	

Capital adequacy and risk-weighted exposure amounts | 11

 12 | June 2023 EIB Group Risk Management Disclosure Report  78  Credit risk adjustments included in T2 in respect of exposures subject to internal ratings-based approach (prior to the application of the cap)  -  79  Cap for inclusion of credit risk adjustments in T2 under internal ratings-based approach  732  Capital instruments subject to phase-out arrangements (only applicable between 1 Jan 2014 and 1 Jan 2022)  80  Current cap on CET1 instruments subject to phase out arrangements  -  81  Amount excluded from CET1 due to cap (excess over cap after redemptions and maturities)  -  82  Current cap on AT1 instruments subject to phase out arrangements  -  83  Amount excluded from AT1 due to cap (excess over cap after redemptions and maturities)  -  84  Current cap on T2 instruments subject to phase out arrangements  -  85  Amount excluded from T2 due to cap (excess over cap after redemptions and maturities)  -

Template EU CC2 — Reconciliation of regulatory own funds to balance sheet in the published financial statements

The template provides a detailed breakdown of the composition of the regulatory own funds reconciled with the unaudited financial statements of the Group under EU-AD.

		a - b	c
		Balance sheet as in published financial statements and under regulatory scope of consolidation	**Reference**
Amounts are in EUR million, unless otherwise indicated		30.06.2023	
Assets — ***Breakdown by asset classes according to the balance sheet in the published financial statements***			
A.1.	Cash in hand, balances with central banks and post office banks	111	-
A.2.	Treasury bills and other bills eligible for refinancing with central banks	30,701	-
A.3.	Loans and advances to credit institutions	158,015	-
A.4.	Loans and advances to customers	326,389	-
A.5.	Debt securities including fixed-income securities	10,807	-
A.6.	Shares and other variable-yield securities	10,449	-
A.7.	Participating interests	403	-
A.8.	Intangible assets	82	8
A.9.	Tangible assets	263	-
A.10.	Other assets	319	-
A.11.	Subscribed capital and reserves, called but not paid	639	1
A.12.	Prepayments and accrued income	16,409	-
A.13.	**Total assets**	**554,587**	**-**
Liabilities — ***Breakdown by liability classes according to the balance sheet in the published financial statements***			
L.1.	Amounts owed to credit institutions	2,285	-
L.2.	Amounts owed to customers	1,594	-
L.3.	Debts evidenced by certificates	442,781	-
L.4.	Other liabilities	4,180	-
L.5.	Accruals and deferred income	17,045	-
L.6.	Provisions	5,010	-
L.7.	Subscribed capital	22,191	1
L.8.	Reserves	56,932	-
L.8.a	Reserve fund	24,880	2
L.8.b	Additional reserves	18,974	2
L.8.c	Special activities reserve	11,195	3
L.8.d	General loan reserve	1,883	EU-3a
L.9.	Profit for the financial year	1,001	EU-5a
L.10.	Equity attributable to minority interest	1,568	-
L.11.	**Total liabilities**	**554,587**	**-**

Capital adequacy and risk-weighted exposure amounts | 13

3 Credit risk

3.1 Credit risk quality[12]

Template EU CR1 — Performing and non-performing exposures and related provisions

The template below shows a breakdown of the performing and non-performing exposures and related provisions by product and counterparty type:

		a	d	g	j	m
		Gross carrying amount/nominal amount		Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions		Accumulated partial write-off
Amounts are in EUR million, unless otherwise indicated		Performing exposures	Non-performing exposures	Performing exposures — accumulated impairment and provisions	Non-performing exposures — accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions	
005	**Cash balances at central banks and other demand deposits**	**1,001**	**-**	**-**	**-**	**-**
010	**Loans and advances**	**479,936**	**3,328**	**-144**	**- 439**	**-**
020	Central banks	38,462	-	-	-	-
030	General governments	105,568	381	-	-	-
040	Credit institutions	96,363	230	-2	-3	-
050	Other financial corporations	37,331	442	-0	-93	-
060	Non-financial corporations	202,212	2,275	-142	-342	-
070	*Of which SMEs*	-	-	-	-	-
080	Households	-	-	-	-	-
090	**Debt securities**	**41,472**	**38**	**-0**	**- 1**	**-**
100	Central banks	1,032	-	-	-	-
110	General governments	9,702	-	-	-	-
120	Credit institutions	16,669	-	-	-	-
130	Other financial corporations	10,316	13	-0	-0	-
140	Non-financial corporations	3,752	25	-0	-1	-
150	**Off-balance-sheet exposures**	**146,408**	**1,811**	**-92**	**-9**	**-**
160	Central banks	247	-	-	-	-
170	General governments	42,400	1,279	-	-	-

[12] The set of templates under this section has been prepared pursuant to Article 442 of the CRR and the related EBA ITS, as adopted by the European Commission. Exposures under Impact Finance Mandates (further details and the related definition of Impact Finance Mandates can be found in the GRMDR 2022 available on the EIB website) have been excluded from the NPE disclosure templates. Accrued interest on loans and advances and debt securities are not included in the gross carrying amounts disclosed.

14 | June 2023 EIB Group Risk Management Disclosure Report

180	Credit institutions	39,040	193	-89	-0	-
190	Other financial corporations	20,491	10	-3	-9	-
200	Non-financial corporations	44,230	329	-0	-	-
210	Households	-	-	-	-	-
220	**Total**	**668,817**	**5,177**	**-236**	**-449**	**-**

Template EU CR1-A — Maturity of exposures

This template provides a maturity breakdown of the loans and advances and debt securities portfolio of the Group based on the residual maturity of the instrument.

		a	b	c	d	e	f
		Net exposure value					
Amounts are in EUR million, unless otherwise indicated		**On demand**	**<= 1 year**	**> 1 year <= 5 years**	**> 5 years**	**No stated maturity**	**Total**
1	Loans and advances	-	75,025	78,185	329,472	-	482,682
2	Debt securities	-	17,821	11,569	12,119	-	41,508
3	**Total**	**-**	**92,846**	**89,754**	**341,590**	**-**	**524,190**

Template EU CR2 — Changes in the stock of non-performing loans and advances

The following template displays information on the changes in the stock of non-performing loans from the previous to the current reporting period.

		a
Amounts are in EUR million, unless otherwise indicated		**Gross carrying amount**
010	**Initial stock of non-performing loans and advances**	**3,259**
020	Inflows to non-performing portfolios	514
030	Outflows from non-performing portfolios	-445
040	Outflows due to write-offs	-30
050	Outflow due to other situations	-415
060	**Final stock of non-performing loans and advances**	**3,328**

Credit risk | 15

 Credit risk | 17  Luxembourg  25,268  96  -59  France  15,256  17  -0  Italy  12,490  30  -10  Spain  12,163  5  -3  Poland  8,762  -  -0  Germany  8,382  8  -2  Netherlands  4,765  -  -  Greece  4,563  -  -  Belgium  4,227  101  -0  Romania  3,828  -  -1  Portugal  2,984  -  -0  Czech Republic  2,663  -  -  Sweden  1,995  -  -  Ireland  1,990  11  -3  Austria  1,944  -  -1  Hungary  1,639  -  -  Finland  1,339  -  -0  Estonia  969  -  -  Bulgaria  764  -  -1  Denmark  621  -  -  Cyprus  583  -  -  Slovakia  571  -  -  United Kingdom  548  -  -21  Latvia  475  -  -  Slovenia  433  -  -  Croatia  234  -  -  Malta  155  -  -0  Lithuania  144  -  -  Other countries  28,466  1,543  -0  150  Total  672,993  5,177  -584  -101
 16 | June 2023 EIB Group Risk Management Disclosure Report  Template EU CQ4 — Quality of non-performing exposures by geography  This template displays a geographical breakdown of the Group's debt portfolio. Columns b) and d) are not disclosed as the Group’s NPL ratio is below 5%. For further details on the EIB Group’s definition of default, please refer to the 2022 GRMDR available on the EIB website.  All EU Member States are separately reported in the template and only non-EU countries to which the EIB Group has a total exposure in excess of EUR 10 billion are separately reported in the template.  Amounts are in EUR million, unless otherwise indicated  a  c  e  f  g  Gross carrying/nominal amount  Accumulated impairment  Provisions on off-balance- sheet commitments and financial guarantees given  Accumulated negative changes in fair value due to credit risk on non- performing exposures  Of which defaulted  010  On-balance sheet exposures  524,774  3,366  -584  -  Spain  66,166  126  -16  -  France  63,337  236  -21  -  Italy  51,056  115  -21  -  Luxembourg  44,144  30  -9  -  Germany  42,820  325  -111  -  Poland  36,276  160  -82  -  United Kingdom  34,410  516  -137  -  Netherlands  16,663  68  -1  -  Greece  14,569  128  -27  -  Finland  13,298  18  -16  -  Austria  13,298  6  -18  -  Belgium  12,253  93  -2  -  Sweden  10,492  153  -2  -  Portugal  9,831  13  -3  -  Hungary  8,112  -  -0  -  Ireland  6,283  115  -34  -  Denmark  5,010  -  -2  -  Czech Republic  4,996  -  -1  -  Romania  3,664  -  -0  -  Slovakia  3,248  60  -0  -  Croatia  2,844  -  -3  -  Lithuania  2,508  -  -0  -  Slovenia  2,126  -  -1  -  Cyprus  1,945  1  -0  -  Bulgaria  1,803  16  -0  -  Estonia  939  -  -0  -  Latvia  574  -  -  -  Malta  246  -  -  -  Other countries  51,862  1,189  -76  -  080  Off-balance sheet exposures  148,219  1,811  -101

Template EU CQ5 — Credit quality of loans and advances to non-financial corporations by industry

This template shows a sector breakdown of the Group's portfolio of loans to corporates based on the borrower's NACE code. Columns b) and d) are not disclosed as the Group's NPL ratio is below 5%.

		a	c	e	f
		Gross carrying amount		Accumulated impairment	Accumulated negative changes in fair value due to credit risk on non-performing exposures
Amounts are in EUR million, unless otherwise indicated			Of which defaulted		
010	Agriculture, forestry and fishing	349	33	-2	-
020	Mining and quarrying	1,953	97	-5	-
030	Manufacturing	16,976	687	-141	-
040	Electricity, gas, steam and air conditioning supply	41,870	166	-41	-
050	Water supply	15,290	97	-5	-
060	Construction	8,953	138	-34	-
070	Wholesale and retail trade	1,670	12	-8	-
080	Transport and storage	57,426	456	-95	-
090	Accommodation and food service activities	37	-	-	-
100	Information and communication	9,536	53	-3	-
110	Financial and insurance activities	14,381	73	-18	-
120	Real estate activities	9,011	-	-	-
130	Professional, scientific and technical activities	12,061	259	-45	-
140	Administrative and support service activities	1,262	-	-1	-
150	Public administration and defense, compulsory social security	5,133	-	-	-
160	Education	3,583	92	-79	-
170	Human health services and social work activities	4,837	108	-7	-
180	Arts, entertainment and recreation	17	6	-	-
190	Other services	143	-	-	-
200	**Total**	**204,488**	**2,275**	**-484**	**-**

18 | June 2023 EIB Group Risk Management Disclosure Report

Template EU CQ1 — Credit quality of forborne exposures

This template presents an overview of the forborne exposures of the Group with a split between performing and non-performing exposures and related provisions by product and counterparty.

		a	b	c	d	e	f
		Gross carrying amount/nominal amount of exposures with forbearance measures				Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions	
		Performing forborne	Non-performing forborne			On performing forborne exposures	On non-performing forborne exposures
Amounts are in EUR million, unless otherwise indicated				Of which defaulted	Of which impaired		
005	Cash balances at central banks and other demand deposits	-	-	-	-	-	-
010	**Loans and advances**	**2,089**	**1,989**	**1,989**	**1,223**	**-1**	**-350**
020	*Central banks*	-	-	-	-	-	-
030	*General governments*	117	33	33	-	-	-
040	*Credit institutions*	25	66	66	3	-0	-3
050	*Other financial corporations*	414	280	280	222	-	-93
060	*Non-financial corporations*	1,533	1,610	1,610	998	-1	-254
070	*Households*	-	-	-	-	-	-
080	**Debt securities**	**-**	**38**	**38**	**38**	-	**-1**
090	**Loan commitments given**	**260**	**20**	**20**	**-**	**-**	**-0**
100	**Total**	**2,349**	**2,047**	**2,047**	**1,261**	**-1**	**-351**

Credit risk | 19

3.2 Use of the standardised approach

Template EU CR4 —Standardised approach — Credit risk exposure and CRM effects

This template presents an overview of the EIB Group's exposures under the standardised approach for which the Group applies fixed risk weights from the CRR instead of its own internal estimation of credit risk parameters for the calculation of regulatory capital requirements. Amounts are in EUR million, unless otherwise indicated. The Group makes limited use of the standardised approach including primarily the Group's strategic equity investment in the European Bank for Reconstruction and Development ('EBRD'). Investments in collective investment undertakings ('CIUs') treated under the look-through, mandate based or fall-back approach in accordance with Article 152 of the CRR are reported in this template and in the template CR5 below.

		Exposures before CCF and before CRM		Exposures post CCF and post CRM		RWAs and RWAs density	
		On-balance-sheet exposures	Off-balance-sheet exposures	On-balance-sheet exposures	Off-balance-sheet amount	RWEAs	RWEAs density (%)
Exposure classes		a	b	c	d	e	f
1	Central governments or central banks	-	-	-	-	-	-
2	Regional government or local authorities	-	-	-	-	-	-
3	Public sector entities	-	-	-	-	-	-
4	Multilateral development banks	-	-	-	-	-	-
5	International organisations	-	-	-	-	-	-
6	Institutions	-	-	-	-	-	-
7	Corporates	-	873	-	425	425	100.0%
8	Retail	-	-	-	-	-	-
9	Secured by mortgages on immovable property	-	-	-	-	-	-
10	Exposures in default	-	-	-	-	-	-
11	Exposures associated with particularly high risk	-	-	-	-	-	-
12	Covered bonds	-	-	-	-	-	-
13	Institutions and corporates with a short-term credit assessment	-	-	-	-	-	-
14	Collective investment undertakings[13]	10,670	8,295	8,604	6,981	63,565	407.9%
15	Equity	158	713	158	713	870	100.0%
16	Other items	-	-	-	-	-	-
17	**TOTAL**	**10,827**	**9,881**	**8,761**	**8,118**	**64,860**	**384.3%**

[13] The EIBG undertook a review of its portfolio of equity investments in funds, which, for some exposures, resulted in an adjustment to the approach for calculating RWEAs, or a reclassification from the standardised approach to the simple risk-weight approach under IRB.

20 | June 2023 EIB Group Risk Management Disclosure Report

Template EU CR5 — Standardised approach

This template shows a breakdown of the RWEA of the EIB Group's exposures under the standardised approach by regulatory exposure class and risk weights. Investments in CIUs that receive a 370% risk weight are reported in column o) under the category "Others"[14]. Amounts are in EUR million, unless otherwise indicated.

		Risk weight															Total	Of which unrated
		0%	2%	4%	10%	20%	35%	50%	70%	75%	100%	150%	250%	370%	1250%	Others		
	Exposure classes	a	b	c	d	e	f	g	h	i	j	k	l	m	n	o	p	q
1	Central governments and central banks	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
2	Regional government or local authorities	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
3	Public sector entities	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
4	Multilateral development banks	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
5	International organisations	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
6	Institutions	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
7	Corporates	-	-	-	-	-	-	-	-	-	425	-	-	-	-	-	425	425
8	Retail exposures	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
9	Exposures secured by mortgages on immovable property	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
10	Exposures in default	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
11	Exposures associated with particularly high risk	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
12	Covered bonds	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
13	Exposures to institutions and corporates with a short-term credit assessment	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
14	Units or shares in collective investment undertakings	0	-	-	-	-	-	-	-	-	0	-	-	-	1,991	13,593	15,584	15,584
15	Equity exposures	-	-	-	-	-	-	-	-	-	870	-	-	-	-	-	870	870
16	Other items	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
17	**TOTAL**	**0**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**1,295**	**-**	**-**	**-**	**1,991**	**13,593**	**16,880**	**16,880**

[14] These CIUs do not qualify as equity holdings in insurance companies pursuant to Article 471 of the CRR. Please refer to footnote 13, regarding the changes in the treatment of CIUs.

Credit risk | 21

3.3 Use of the Internal Ratings Based Approach

Template EU CR6 — IRB approach — Credit risk exposures by exposure class and PD range

The templates below display a breakdown of the EIBG portfolio under A-IRB for specific regulatory exposure classes. Exposures are reported in columns a) to d) and g) before credit risk mitigation and in columns e) to f) and h) to m) taking into consideration the substitution effect of credit protection received. CIU investments and securitisation tranches guaranteed by sovereigns or supranational organisations are excluded from the templates. Internally unrated counterparties are included under the "100 (Default)" PD bucket. Amounts are in EUR million unless otherwise indicated.

A-IRB	PD range	On-balance sheet exposures	Off-balance-sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	Risk-weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
	a	b	c	d	e	f	g	h	i	j	k	l	m
Central governments and central banks													
	0.00 to <0.15	133,732	25,285	47.0%	189,497	0.1%	176	3.4%	4	3,637	1.9%	3	-
	0.00 to <0.10	92,851	17,103	47.9%	128,210	0.0%	139	3.8%	3	2,245	1.8%	1	-
	0.10 to <0.15	40,881	8,182	45.0%	61,286	0.1%	37	2.4%	4	1,392	2.3%	1	-
	0.15 to <0.25	-	-	-	-	-	-	-	-	-	-	-	-
	0.25 to <0.50	11,895	6,261	40.0%	20,864	0.3%	8	4.0%	4	1,204	5.8%	2	-
	0.50 to <0.75	-	-	-	-	-	-	-	-	-	-	-	-
	0.75 to <2.50	295	200	40.0%	7,029	0.3%	4	3.2%	4	250	3.6%	1	-
	0.75 to <1.75	295	-	-	4,472	0.3%	3	4.0%	4	165	3.7%	0	-
	1.75 to <2.5	-	200	40.0%	2,557	0.4%	1	1.6%	4	86	3.4%	0	-
	2.50 to <10	-	-	-	5,813	1.3%	-	4.3%	4	778	13.4%	12	-
	2.50 to <5	-	-	-	820	0.4%	-	1.4%	5	25	3.0%	-	-
	5 to <10	-	-	-	4,992	1.4%	-	4.8%	4	753	15.1%	12	-
	10 to <100	-	-	-	-	-	-	-	-	-	-	-	-
	10 to <20	-	-	-	-	-	-	-	-	-	-	-	-
	20 to <30	-	-	-	-	-	-	-	-	-	-	-	-
	30 to <100	-	-	-	-	-	-	-	-	-	-	-	-
	100 (Default)	103	-	33,3%	4,267	0.6%	4	0.3%	5	63	1.5%	0	-5
Sub-total central governments and central banks		**146,026**	**31,745**	**45.6%**	**227,469**	**0.1%**	**192**	**3.4%**	**4**	**5,933**	**2.6%**	**17**	**-5**

22 | June 2023 EIB Group Risk Management Disclosure Report

A-IRB	PD range	On-balance sheet exposures	Off-balance-sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	Risk-weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
	a	b	c	d	e	f	g	h	i	j	k	l	m
Institutions													-
	0.00 to <0.15	142,280	31,441	59.1%	120,359	0.1%	579	28.8%	4	27,520	22.9%	23	-
	0.00 to <0.10	103,913	20,640	58.9%	88,925	0.0%	382	26.4%	4	14,243	16.0%	10	-
	0.10 to <0.15	38,367	10,800	59.6%	31,434	0.1%	197	35.6%	4	13,277	42.2%	14	-
	0.15 to <0.25	-	-	-	-	-	-	-	-	-	-	-	-
	0.25 to <0.50	14,915	1,918	73.5%	12,264	0.3%	105	19.9%	4	3,377	27.5%	6	-
	0.50 to <0.75	-	-	-	-	-	-	-	-	-	-	-	-
	0.75 to <2.50	3,167	2,413	63.4%	2,750	1.0%	49	43.9%	4	2,655	96.5%	10	-
	0.75 to <1.75	1,241	611	60.1%	1,683	0.6%	35	44.3%	4	1,305	77.5%	4	-
	1.75 to <2.5	1,926	1,802	64.6%	1,067	1.7%	14	43.2%	4	1,350	126.5%	7	-
	2.50 to <10	5,592	2,592	62.2%	2,038	4.6%	44	29.1%	4	1,838	90.2%	18	-
	2.50 to <5	331	1,308	64.2%	411	1.7%	12	66.0%	4	705	171.5%	5	-
	5 to <10	5,260	1,284	60.2%	1,628	5.4%	32	19.8%	4	1,133	69.6%	14	-
	10 to <100	-	-	-	-	-	-	-	-	-	-	-	-
	10 to <20	-	-	-	-	-	-	-	-	-	-	-	-
	20 to <30	-	-	-	-	-	-	-	-	-	-	-	-
	30 to <100	-	-	-	-	-	-	-	-	-	-	-	-
	100 (Default)	3,152	2,236	68.1%	949	78.3%	45	31.6%	2	274	28.9%	279	-80
Sub-total institutions		**169,106**	**40,599**	**60.7%**	**138,361**	**0.7%**	**822**	**28.3%**	**4**	**35,663**	**25.8%**	**337**	**-80**

Credit risk | 23

A-IRB	PD range	On-balance sheet exposures	Off-balance sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	Risk- weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
	a	b	c	d	e	f	g	h	i	j	k	l	m
Corporates — Other													
	0.00 to <0.15	75,632	14,458	85.6%	86,335	0.1%	264	40.5%	4	33,170	38.4%	35	-
	0.00 to <0.10	18,975	6,473	83.3%	24,343	0.1%	91	43.0%	4	7,687	31.6%	6	-
	0.10 to <0.15	56,657	7,986	87.5%	61,991	0.1%	173	39.5%	4	25,483	41.1%	29	-
	0.15 to <0.25	-	-	-	-	-	-	-	-	-	-	-	-
	0.25 to <0.50	14,340	4,440	85.9%	17,257	0.3%	163	44.0%	4	13,740	79.6%	26	-
	0.50 to <0.75	-	-	-	-	-	-	-	-	-	-	-	-
	0.75 to <2.50	8,383	2,483	85.4%	6,359	1.3%	107	38.8%	4	6,784	106.7%	32	-
	0.75 to <1.75	6,164	1,494	84.3%	3,773	0.9%	87	42.2%	4	4,054	107.4%	14	-
	1.75 to <2.5	2,220	944	87.0%	2,586	1.9%	20	33.8%	4	2,730	105.6%	18	-
	2.50 to <10	2,373	703	74.3%	2,431	5.0%	52	33.0%	4	2,849	117.2%	38	-
	2.50 to <5	520	362	68.0%	718	3.0%	18	33.4%	4	885	123.3%	7	-
	5 to <10	1,853	341	81.0%	1,713	5.9%	34	32.8%	3	1,964	114.7%	31	-
	10 to <100	-	-	-	-	-	-	-	-	-	-	-	-
	10 to <20	-	-	-	-	-	-	-	-	-	-	-	-
	20 to <30	-	-	-	-	-	-	-	-	-	-	-	-
	30 to <100	-	-	-	-	-	-	-	-	-	-	-	-
	100 (Default)	1,511	1,150	69.0%	2,016	96.6%	103	51.4%	3	2,935	145.6%	790	-114
Sub-total corporates — other		**102,239**	**23,189**	**84.4%**	**114,398**	**2.0%**	**689**	**40.9%**	**4**	**59,478**	**52.0%**	**921**	**-114**

24 | June 2023 EIB Group Risk Management Disclosure Report

A-IRB	PD range	On-balance sheet exposures	Off-balance sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post-CCF and post-CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	Risk- weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
	a	b	c	d	e	f	g	h	i	j	k	l	m
Corporates — Specialised lending													
	0.00 to <0.15	8,009	1,438	57.0%	7,118	0.1%	72	23.9%	5	2,081	29.2%	2	-
	0.00 to <0.10	329	-	57.0%	329	0.1%	2	20.0%	5	63	19.1%	0	-
	0.10 to <0.15	7,681	1,438	57.0%	6,789	0.1%	70	24.1%	5	2,018	29.7%	2	-
	0.15 to <0.25	-	-	-	-	-	-	-	-	-	-	-	-
	0.25 to <0.50	6,239	369	57.0%	4,941	0.3%	83	26.4%	4	2,397	48.5%	5	-
	0.50 to <0.75	-	-	-	-	-	-	-	-	-	-	-	-
	0.75 to <2.50	2,264	910	57.0%	2,181	1.1%	26	27.2%	5	1,772	81.2%	7	-
	0.75 to <1.75	1,989	709	57.0%	1,792	0.9%	23	26.5%	5	1,362	76.0%	5	-
	1.75 to <2.5	275	201	57.0%	390	2.1%	3	30.3%	5	411	105.4%	2	-
	2.50 to <10	1,109	99	57.0%	983	5.3%	19	21.8%	5	896	91.2%	11	-
	2.5 to <5	345	77	57.0%	375	3.4%	9	23.7%	5	335	89.4%	3	-
	5 to <10	765	23	57.0%	607	6.4%	10	20.6%	5	561	92.4%	8	-
	10 to <100	-	-	-	-	-	-	-	-	-	-	-	-
	10 to <20	-	-	-	-	-	-	-	-	-	-	-	-
	20 to <30	-	-	-	-	-	-	-	-	-	-	-	-
	30 to <100	-	-	-	-	-	-	-	-	-	-	-	-
	100 (Default)	801	58	57.0%	684	97.7%	19	37.7%	1	1,025	149.9%	206	-201
Sub-total corporates — specialised lending		**18,423**	**2,874**	**57.0%**	**15,906**	**4.8%**	**219**	**25.6%**	**4**	**8,172**	**51.4%**	**231**	**-201**
Total (all exposure classes)		**435,793**	**98,408**	**61.3%**	**496,134**	**0.9%**	**1,901**	**19.7%**	**4**	**109,245**	**22.0%**	**1,506**	**-399**

Credit risk | 25

Template EU CR7 — IRB approach — Effect on the RWEAs of credit derivatives used as CRM techniques

This template shows the impact of credit risk derivatives on banks' capital requirements. As the EIB Group does not make use of credit risk derivatives, columns a) and b) of the template display the same figures.

		Pre-credit derivatives risk weighted exposure amount	Actual risk weighted exposure amount
	Amounts are in EUR million, unless otherwise indicated	a	b
1	**Exposures under F-IRB**	-	-
2	Central governments and central banks	-	-
3	Institutions	-	-
4	Corporates	-	-
4.1	*of which Corporates — SMEs*	-	-
4.2	*of which Corporates — Specialised lending*	-	-
5	**Exposures under A-IRB**	**109,246**	**109,246**
6	Central governments and central banks	5,933	5,933
7	Institutions	35,664	35,664
8	Corporates	67,649	67,649
8.1	*of which Corporates — SMEs*	-	-
8.2	*of which Corporates — Specialised lending*	8,172	8,172
9	Retail	-	-
9.1	*of which Retail — SMEs — Secured by immovable property collateral*	-	-
9.2	*of which Retail — non-SMEs — Secured by immovable property collateral*	-	-
9.3	*of which Retail — Qualifying revolving*	-	-
9.4	*of which Retail — SMEs — Other*	-	-
9.5	*of which Retail — Non-SMEs — Other*	-	-
10	**TOTAL (including F-IRB exposures and A-IRB exposures)**	**109,246**	**109,246**

26 | **June 2023 EIB Group Risk Management Disclosure Report**

Template EU CR7-A — IRB approach — Disclosure of the extent of the use of CRM techniques

This template provides a detailed overview of the credit risk protection received on exposures treated under the IRB approach. The last two columns of the template show the final RWEA by regulatory exposure class (obligor exposure class in column m) vs. credit protection provider in column n)). Amounts are in EUR million, unless otherwise indicated.

A-IRB		Total exposures	Credit risk Mitigation techniques											Credit risk Mitigation methods in the calculation of RWEAs	
			Funded credit Protection (FCP)									Unfunded credit Protection (UFCP)		**RWEA without substitution effects** (reduction effects only)	**RWEA with substitution effects** (both reduction and substitution effects)
			Part of exposures covered by **Financial Collaterals** (%)	Part of exposures covered by **Other eligible collaterals (%)**				Part of exposures covered by **Other funded credit protection (%)**				Part of exposures covered by **Guarantees** (%)	Part of exposures covered by **Credit Derivatives** (%)		
					Part of exposures covered by **Immovable property Collaterals (%)**	Part of exposures covered by **Receivables (%)**	Part of exposures covered by **Other physical collateral** (%)		Part of exposures covered by **Cash on deposit (%)**	Part of exposures covered by **Life insurance policies (%)**	Part of exposures covered by **Instruments held by a third party (%)**				
		a	b	c	d	e	f	g	h	i	j	k	l	m	n
1	Central governments and central banks	287,868	-	-	-	-	-	-	-	-	-	-	-	4,121	5,933
2	Institutions	138,365	3.8%	-	-	-	-	-	-	-	-	-	-	36,406	35,664
3	Corporates	130,304	0.8%	-	-	-	-	-	-	-	-	-	-	68,718	67,649
3.1	*Of which Corporates — SMEs*	-	-	-	-	-	-	-	-	-	-	-	-	-	-
3.2	*Of which Corporates — Specialised lending*	15,906	2.3%	-	-	-	-	-	-	-	-	-	-	8,620	8,172
3.3	*Of which Corporates — Other*	114,398	0.5%	-	-	-	-	-	-	-	-	-	-	60,098	59,478
4	Retail	-	-	-	-	-	-	-	-	-	-	-	-	-	-
4.1	*Of which Retail — Immovable property SMEs*	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Credit risk | 27

 28 | June 2023 EIB Group Risk Management Disclosure Report  4.2  Of which Retail — Immovable property non-SMEs  -  -  -  -  -  -  -  -  -  -  -  -  -  -  4.3  Of which Retail —  Qualifying revolving  -  -  -  -  -  -  -  -  -  -  -  -  -  -  4.4  Of which Retail —  Other SMEs  -  -  -  -  -  -  -  -  -  -  -  -  -  -  4.5  Of which Retail —  Other non-SMEs  -  -  -  -  -  -  -  -  -  -  -  -  -  -  5  Total  556,538  1.1%  -  -  -  -  -  -  -  -  -  -  109,24515  109,246  RWEA flow statements of credit risk exposures under the IRB approach  This table presents a breakdown of the evolution of the credit risk RWEA under the IRB approach between the previous and current reporting period.  Amounts are in EUR million  RWEA as at 31.12.2022  113,040  Asset size  4,336  Asset quality  -3,893  Model updates  -3,653  Methodology and policy  -  Other (including foreign exchange movements)  -585  RWEA as at 30.06.2023  109,246  15  The small difference between total RWEA before and after the application of the substitution effect relates to securitisation exposures guarantees by regional governments not treated as sovereign.

3.4 Equity risk

Template EU CR10 — Specialised lending and equity exposures under the simple risk-weighted approach[16]

The template below focuses on equity exposures under the simple risk-weighted approach. Only a small part of the EIB Group equity exposures is treated under the simple risk-weighted approach as the bulk of this portfolio consists of investments in CIUs subject to the look-through, mandate based or fall-back approach (and hence reported in templates CR4 and CR5).

Amounts are in EUR million, unless otherwise indicated.

Equity exposures under the simple risk weighted approach						
	On-balance sheet exposure	Off-balance sheet exposure	Risk weight	Exposure value	Risk weighted exposure amount	Expected loss amount
Categories	a	b	c	d	e	f
Private equity exposures	-	-	190.0%	-	-	-
Exchange-traded equity exposures	-	-	290.0%	-	-	-
Other equity exposures[17]	974	1,184	370.0%	2,158	7,984	52
Total	**974**	**1,184**		**2,158**	**7,984**	**52**

[16] As the EIB Group's specialised lending activities (project finance portfolio) are not treated under the slotting approach, templates CR10.1-4 are not disclosed.

[17] During the first half of 2023 some exposures were reclassified from investments in CIUs into equity exposures, leading to an increase of amounts reported under the simple risk-weight approach.

Credit risk | 29

4 Counterparty credit risk

The below disclosure templates provide an overview of the exposures, RWEA and capital requirements the Group assumes with regard to counterparty credit risk.

Template EU CCR1 — Analysis of CCR exposure by approach

This template provides an overview of the exposures and capital requirements related to counterparty credit risk by regulatory approach. Due to the use of EU-AD, the exposure values before and after correction for incurred losses linked to CVA, shown in columns g) and f) respectively, are the same.

		a	b	c	d	e	f	g	h
Amounts are in EUR million, unless otherwise indicated		**Replacement cost (RC)**	**Potential future exposure (PFE)**	**EEPE**	**Alpha used for computing regulatory exposure value**	**Exposure value pre-CRM**	**Exposure value post-CRM**	**Exposure values**	**RWEA**
EU1	EU — Original Exposure Method (for derivatives)	-	-		1.4	-	-	-	-
EU2	EU — Simplified SA-CCR (for derivatives)	-	-		1.4	-	-	-	-
1	SA-CCR (for derivatives)	66	3,359		1.4	18,805	4,794	4,794	2,336
2	IMM (for derivatives and SFTs)			-	-	-	-	-	-
2a	*Of which securities financing transactions netting sets*			-		-	-	-	-
2b	*Of which derivatives and long settlement transactions netting sets*			-		-	-	-	-
2c	*Of which from contractual cross-product netting sets*			-		-	-	-	-
3	Financial collateral simple method (for SFTs)					-	-	-	-
4	Financial collateral comprehensive method (for SFTs)					14,292	3,678	3,678	204
5	VaR for SFTs					-	-	-	-
6	**Total**					**33,097**	**8,472**	**8,472**	**2,540**

30 | June 2023 EIB Group Risk Management Disclosure Report

Template EU CCR2 — Transactions subject to own funds requirements for CVA risk

The template below provides an overview of the capital charge for CVA risk. Transactions subject to CVA capital requirements consist of OTC derivatives and SFTs (repos and reverse repos).

		a	b
Amounts are in EUR million, unless otherwise indicated		**Exposure value**	**RWEA**
1	Total transactions subject to the Advanced method	-	-
2	(i) VaR component (including the 3× multiplier)		-
3	(ii) stressed VaR component (including the 3× multiplier)		-
4	Transactions subject to the Standardised method	8,416	2,819
EU4	Transactions subject to the Alternative approach (Based on the Original Exposure Method)	-	-
5	**Total transactions subject to own funds requirements for CVA risk**	**8,416**	**2,819**

Template EU CCR3 — Standardised approach — CCR exposures by regulatory exposure class and risk weights

The template below shows a breakdown by risk weight of exposures subject to counterparty credit risk treated under the standardised approach. The amounts reported under the exposure class 'Institutions' relate to trades centrally cleared through a CCP in accordance with Article 107 of the CRR.

		Risk weight											
Amounts are in EUR million, unless otherwise indicated		a	b	c	d	e	f	g	h	i	j	k	l
Exposure classes		**0%**	**2%**	**4%**	**10%**	**20%**	**50%**	**70%**	**75%**	**100%**	**150%**	**Others**	**Total exposure value**
1	Central governments or central banks	-	-	-	-	-	-	-	-	-	-	-	-
2	Regional government or local authorities	-	-	-	-	-	-	-	-	-	-	-	-
3	Public sector entities	-	-	-	-	-	-	-	-	-	-	-	-
4	Multilateral development banks	-	-	-	-	-	-	-	-	-	-	-	-
5	International organizations	-	-	-	-	-	-	-	-	-	-	-	-
6	Institutions	-	138	-	-	-	-	-	-	-	-	-	138
7	Corporates	-	-	-	-	-	-	-	-	-	-	-	-
8	Retail	-	-	-	-	-	-	-	-	-	-	-	-
9	Institutions and corporates with a short-term credit assessment	-	-	-	-	-	-	-	-	-	-	-	-
10	Other items	-	-	-	-	-	-	-	-	-	-	-	-
11	**Total exposure value**	**-**	**138**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**138**

Counterparty credit risk | 31

Template EU CCR4 — IRB approach — CCR exposures by exposure class and PD scale

The templates below show a breakdown by PD bucket of exposures subject to CCR capital charge and treated under the IRB approach[18]. Internally unrated counterparties are included under the "100 (Default)" PD bucket. Amounts are in EUR million, unless otherwise indicated.

		a	b	c	d	e	f	g
	PD scale	Exposure value	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	RWEA	Density of risk weighted exposure amounts
Central government and central banks	0.00 to <0.15	56	0.0%	3	30.0%	5	5	9.8%
	0.15 to <0.25	-	-	-	-	-	-	-
	0.25 to <0.50	-	-	-	-	-	-	-
	0.50 to <0.75	-	-	-	-	-	-	-
	0.75 to <2.50	-	-	-	-	-	-	-
	2.50 to <10	-	-	-	-	-	-	-
	10 to <100	-	-	-	-	-	-	-
	100 (Default)	-	-	-	-	-	-	-
	Sub-total	56	0.0%	3	30.0%	5	5	9.8%

		a	b	c	d	e	f	g
	PD scale	Exposure value	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	RWEA	Density of risk weighted exposure amounts
Institutions	0.00 to <0.15	7,547	0.0%	47	50.9%	2	2,026	26.8%
	0.15 to <0.25	-	-	-	-	-	-	-
	0.25 to <0.50	-	-	-	-	-	-	-
	0.50 to <0.75	-	-	-	-	-	-	-
	0.75 to <2.50	-	-	-	-	-	-	-
	2.50 to <10	-	-	-	-	-	-	-
	10 to <100	-	-	-	-	-	-	-
	100 (Default)	0	100.0%	1	60.0%	5	-	-
	Sub-total	7,547	0.0%	48	50.9%	2	2,026	26.8%

		a	b	c	d	e	f	g
	PD scale	Exposure value	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	RWEA	Density of risk weighted exposure amounts
Corporates	0.00 to <0.15	868	0.1%	9	64.8%	4	509	58.6%
	0.15 to <0.25	-	-	-	-	-	-	-
	0.25 to <0.50	-	-	-	-	-	-	-
	0.50 to <0.75	-	-	-	-	-	-	-
	0.75 to <2.50	-	-	-	-	-	-	-

18 Exposures reported under the 100 (Default) PD bucket relate to unrated counterparties.

32 | June 2023 EIB Group Risk Management Disclosure Report

	2.50 to <10	-	-	-	-	-	-	-
	10 to <100	-	-	-	-	-	-	-
	100 (Default)	0	100.0%	1	75.0%	-	-	-
	Sub-total	869	0.1%	10	64.8%	4	509	58.6%
Total (all CCR relevant exposure classes)		8,472	0.0%	61	52.2%	3	2,540	30.0%

Template EU CCR8 — Exposures to CCPs

The template below focuses on exposures to central counterparty clearing houses (CCPs) and provides a split of exposures vis-à-vis qualifying and non-qualifying CCPs.

		a	b
	Amounts are in EUR million, unless otherwise indicated	**Exposure value**	**RWEA**
1	**Exposures to QCCPs (total)**		**3**
2	Exposures for trades at QCCPs (excluding initial margin and default fund contributions); of which	138	3
3	(i) OTC derivatives	-	-
4	(ii) Exchange-traded derivatives	-	-
5	(iii) SFTs	138	3
6	(iv) Netting sets where cross-product netting has been approved	-	-
7	Segregated initial margin	-	
8	Non-segregated initial margin	-	-
9	Prefunded default fund contributions	-	-
10	Unfunded default fund contributions	-	-
11	**Exposures to non-QCCPs (total)**		**-**
12	Exposures for trades at non-QCCPs (excluding initial margin and default fund contributions); of which	-	-
13	(i) OTC derivatives	-	-
14	(ii) Exchange-traded derivatives	-	-
15	(iii) SFTs	-	-
16	(iv) Netting sets where cross-product netting has been approved	-	-
17	Segregated initial margin	-	
18	Non-segregated initial margin	-	-
19	Prefunded default fund contributions	-	-
20	Unfunded default fund contributions	-	-

Counterparty credit risk | 33

5 Securitisation

Template EU-SEC1 — Securitisation exposures in the non-trading book

The template below provides a detailed overview of the securitisation exposure of the EIB Group. It shows the role played by the Group in the securitisation process and the type of underlying assets. All transactions originated or sponsored by the EIB Group benefit from a significant risk transfer (SRT), meaning that the Group can exclude part of the exposure that benefits from third-party credit protection from its capital requirements calculation.

		a	b	c	d	e	f	g	h	i	j	k	l	m	n	o
		Institution acts as originator							Institution acts as sponsor				Institution acts as investor			
		Traditional				Synthetic		Sub-total	Traditional		Synthetic	Sub-total	Traditional		Synth-etic	Sub-total
		STS		Non-STS												
Amounts are in EUR million, unless otherwise indicated			of which SRT		of which SRT		of which SRT		STS	Non-STS			STS	Non-STS		
1	**Total exposures**	-	-	-	-	55,234	55,234	55,234	-	10	-	10	-	9,903	53	9,956
2	**Retail (total)**	-	-	-	-	9,323	9,323	9,323	-	-	-	-	-	-	-	-
3	residential mortgage	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
4	credit card	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
5	other retail exposures[19]	-	-	-	-	9,323	9,323	9,323	-	-	-	-	-	-	-	-
6	re-securitisation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
7	**Wholesale (total)**	-	-	-	-	45,911	45,911	45,911	-	10	-	10	-	9,903	53	9,956
8	loans to corporates	-	-	-	-	44,695	44,695	44,695	-	10	-	10	-	9,903	53	9,956
9	commercial mortgage	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
10	lease and receivables	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
11	other wholesale	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
12	re-securitisation	-	-	-	-	1,215	1,215	1,215	-	-	-	-	-	-	-	-

[19] Exposures reported as other retail exposures are associated to intermediated bank lending to SMEs.

34 | June 2023 EIB Group Risk Management Disclosure Report

Template EU-SEC3 — Securitisation exposures in the non-trading book and associated regulatory capital requirements — institution acting as originator or sponsor

The template below focuses on securitisation instruments where the EIB Group acts as originator or sponsor and provides a breakdown of these exposures and related capital charge by risk weight and regulatory approach. The distribution of the portfolio by risk weight band is operated at the level of securitisation programmes rather than individual tranches.

		a	b	c	d	e	f	g	h	i	j	k	l	m	n	o	EU-p	EU-q
		Exposure values (by RW bands/deductions)					Exposure values (by regulatory approach)				RWEA (by regulatory approach)				Capital charge after cap			
	Amounts are in EUR million, unless otherwise indicated	≤20% RW	>20% to 50% RW	50% to 100% RW	>100% to <1250% RW	1250% RW/ deduct-ions	SEC-IRBA	SEC-ERBA (includ-ing IAA)	SEC-SA	1250% RW/ deduct-ions	SEC-IRBA	SEC-ERBA (includ-ing IAA)	SEC-SA	1250% RW	SEC-IRBA	SEC-ERBA (including IAA)	SEC-SA	1250% RW
1	**Total exposures**	**53,561**	**395**	**4**	**1,283**	**0**	**40,339**	**-**	**14,904**	**0**	**6,464**	**-**	**14,208**	**-**	**517**	**-**	**1,137**	**-**
2	**Traditional transactions**	**10**	-	-	-	-	-	-	**10**	-	-	-	**1**	-	-	-	**0**	-
3	Securitisation	10	-	-	-	-	-	-	10	-	-	-	1	-	-	-	0	-
4	Retail underlying	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
5	Of which STS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
6	Wholesale	10	-	-	-	-	-	-	10	-	-	-	1	-	-	-	0	-
7	Of which STS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
8	Re-securitisation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
9	**Synthetic transactions**	**53,552**	**395**	**4**	**1,283**	**0**	**40,339**	**-**	**14,895**	**0**	**6,464**	**-**	**14,206**	**-**	**517**	**-**	**1,137**	**-**
10	Securitisation	53,552	395	4	67	0	40,339	-	13,680	0	6,464	-	2,052	-	517	-	164	-
11	Retail underlying	9,323	-	-	0	-	0	-	9,323	-	0	-	1,399	-	0	-	112	-
12	Wholesale	44,228	395	4	67	0	40,339	-	4,356	0	6.464	-	653	-	517	-	52	-
13	Re-securitisation	-	-	-	1,215	-	-	-	1,215	-	-	-	12,154	-	-	-	972	-

Securitisation | 35

Template EU-SEC4 — Securitisation exposures in the non-trading book and associated regulatory capital requirements — institution acting as investor

The template below focuses on securitisation instruments where the EIB Group acts as an investor and provides a breakdown of these exposures and related capital charge by risk weight and regulatory approach. The distribution of the portfolio by risk weight band is operated at the level of securitisation programmes rather than individual tranches.

		a	b	c	d	e	f	g	h	i	j	k	l	m	n	o	EU-p	EU-q
		Exposure values (by RW bands/deductions)					Exposure values (by regulatory approach)				RWEA (by regulatory approach)				Capital charge after cap			
Amounts are in EUR million, unless otherwise indicated		≤20% RW	>20% to 50% RW	50% to 100% RW	>100% to <1250% RW	1250% RW/ deductions	SEC-IRBA	SEC-ERBA (including IAA)	SEC-SA	1250% RW/ deductions	SEC-IRBA	SEC-ERBA (including IAA)	SEC-SA	1250% RW	SEC-IRBA	SEC-ERBA (including IAA)	SEC-SA	1250% RW
1	**Total exposures**	**1,882**	**2,896**	**2,851**	**2,240**	**87**	**105**	**4,322**	**5,442**	**87**	**16**	**4,182**	**7,468**	**-**	**1**	**335**	**597**	**-**
2	**Traditional transactions**	**1,882**	**2,896**	**2,851**	**2,187**	**87**	**105**	**4,322**	**5,388**	**87**	**16**	**4,182**	**6,912**	**-**	**1**	**335**	**553**	**-**
3	Securitisation	1,882	2,896	2,851	2,187	87	105	4,322	5,388	87	16	4,182	6,912	-	1	335	553	-
4	Retail underlying	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
5	Of which STS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
6	Wholesale	1,882	2,896	2,851	2,187	87	105	4,322	5,388	87	16	4,182	6,912	-	1	335	553	-
7	Of which STS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
8	Re-securitisation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
9	**Synthetic transactions**	**-**	**-**	**-**	**53**	**-**	**-**	**-**	**53**	**-**	**-**	**-**	**556**	**-**	**-**	**-**	**45**	**-**
10	Securitisation	-	-	-	53	-	-	-	53	-	-	-	556	-	-	-	45	-
11	Retail underlying	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
12	Wholesale	-	-	-	53	-	-	-	53	-	-	-	556	-	-	-	45	-
13	Re-securitisation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

36 | June 2023 EIB Group Risk Management Disclosure Report

Template EU-SEC5 — Exposures securitised by the institution — Exposures in default and specific credit risk adjustments

The following table provides, by asset type, a view on the overall securitised (on- and off-balance) exposures of the EIB Group, where the Group acts as originator or sponsor, before considering credit protection from third parties. From June 2023 reporting date, the total outstanding nominal amount of securitised exposures is reported in this template before the application of the Credit Conversion Factor (CCF).

		a	b	c
		Exposures securitised by the institution — Institution acts as originator or as sponsor		
		Total outstanding nominal amount		**Total amount of specific credit risk adjustments made during the period**
Amounts are in EUR million, unless otherwise indicated			**Of which exposures in default**	
1	**Total exposures**	**127,730[20]**	**3,841**	**0**
2	**Retail (total)**	**22,933**	**154**	**-**
3	residential mortgage	-	-	-
4	credit card	-	-	-
5	other retail exposures	22,933	154	-
6	re-securitisation	-	-	-
7	**Wholesale (total)**	**104,797**	**3,687**	**0**
8	loans to corporates	101,272	3,687	0
9	commercial mortgage	-	-	-
10	lease and receivables	-	-	-
11	other wholesale	-	-	-
12	re-securitisation	3,525	-	-

[20] These outstanding securitised exposures for which the Group has acted as originator under either synthetic securitisation programmes or re-securitisations relate to financial guarantees or off-and on-balance exposures securitised in the context of mandate activities.

Securitisation | 37

6 Leverage ratio

Template EU LR2 — LRCom: Leverage ratio common disclosure

This template presents the constituents of the leverage ratio exposure metrics (denominator of the leverage ratio), overall leverage ratio and buffer requirements.

		CRR leverage ratio exposures	
		a	b
Amounts are in EUR million, unless otherwise indicated		30.06.2023	31.12.2022
On-balance sheet exposures (excluding derivatives and SFTs)			
1	On-balance sheet items (excluding derivatives, SFTs, but including collateral)[21]	523,625	524,953
2	Gross-up for derivatives collateral provided where deducted from the balance sheet assets pursuant to the applicable accounting framework	-	-
3	(Deductions of receivables assets for cash variation margin provided in derivatives transactions)	-	-
4	(Adjustment for securities received under securities financing transactions that are recognised as an asset)	-	-
5	(General credit risk adjustments to on-balance sheet items)	-144	-76
6	(Asset amounts deducted in determining Tier 1 capital)	-1,564	-1,514
7	**Total on-balance sheet exposures (excluding derivatives and SFTs)**	**521,917**	**523,364**
Derivative exposures			
8	Replacement cost associated with SA-CCR derivatives transactions (ie net of eligible cash variation margin)	4,971	5,114
EU-8a	Derogation for derivatives: replacement costs contribution under the simplified standardised approach	-	-
9	Add-on amounts for potential future exposure associated with SA-CCR derivatives transactions	9,839	9,703
EU-9a	Derogation for derivatives: Potential future exposure contribution under the simplified standardised approach	-	-
EU-9b	Exposure determined under Original Exposure Method	-	-
10	(Exempted CCP leg of client-cleared trade exposures) (SA-CCR)	-	-
EU-10a	(Exempted CCP leg of client-cleared trade exposures) (simplified standardised approach)	-	-
EU-10b	(Exempted CCP leg of client-cleared trade exposures) (Original exposure method)	-	-
11	Adjusted effective notional amount of written credit derivatives	-	-
12	(Adjusted effective notional offsets and add-on deductions for written credit derivatives)	-	-
13	**Total derivatives exposures**	**14,811**	**14,817**
Securities financing transaction (SFT) exposures			
14	Gross SFT assets (with no recognition of netting), after adjustment for sales accounting transactions	18,021	7,381
15	(Netted amounts of cash payables and cash receivables of gross SFT assets)	-29	14
16	Counterparty credit risk exposure for SFT assets	3,470	3,643
EU-16a	Derogation for SFTs: Counterparty credit risk exposure in accordance with Articles 429e(5) and 222 CRR	-	-
17	Agent transaction exposures	-	-

[21] The December 2022 figures have been restated following a reporting reclassification with no impact on the leverage ratio.

38 | June 2023 EIB Group Risk Management Disclosure Report

EU-17a	(Exempted CCP leg of client-cleared SFT exposure)	-	-
18	**Total securities financing transaction exposures**	**21,462**	**11,038**
Other off-balance sheet exposures			
19	Off-balance sheet exposures at gross notional amount	160,146	166,295
20	(Adjustments for conversion to credit equivalent amounts)	-55,129	-54,826
21	General provisions deducted in determining Tier 1 capital and specific provisions associated with off-balance sheet exposures	0	-
22	**Off-balance sheet exposures**	**105,017**	**111,469**
Excluded exposures			
EU-22a	(Exposures excluded from the leverage ratio total exposure measure in accordance with point (c) of Article 429a(1) CRR)	-	-
EU-22b	(Exposures exempted in accordance with point (j) of Article 429a (1) CRR (on and off balance sheet))	-	-
EU-22c	(Excluded exposures of public development banks (or units) - Public sector investments)	-	-
EU-22d	(Excluded exposures of public development banks (or units) - Promotional loans)	-	-
EU-22e	(Excluded passing-through promotional loan exposures by non-public development banks (or units)	-	-
EU-22f	(Excluded guaranteed parts of exposures arising from export credits)	-	-
EU-22g	(Excluded excess collateral deposited at triparty agents)	-	-
EU-22h	(Excluded CSD related services of CSD/institutions in accordance with point (o) of Article 429a(1) CRR)	-	-
EU-22i	(Excluded CSD related services of designated institutions in accordance with point (p) of Article 429a(1) CRR)	-	-
EU-22j	(Reduction of the exposure value of pre-financing or intermediate loans)	-	-
EU-22k	**(Total exempted exposures)**	**-**	**-**
Capital and total exposure measure			
23	**Tier 1 capital**	**77,920**	**76,813**
24	**Total exposure measure**	**663,207**	**660,688**
Leverage ratio			
25	Leverage ratio	11.7%	11.6%
EU-25	Leverage ratio (excluding the impact of the exemption of public sector investments and promotional loans) (%)	11.7%	11.6%
25a	Leverage ratio (excluding the impact of any applicable temporary exemption of central bank reserves)	11.7%	11.6%
26	Regulatory minimum leverage ratio requirement (%)	3.0%	3.0%
	Leverage ratio buffer requirement[22]	0.5%	0.5%
EU-27a	Overall leverage ratio requirement (%)	3.5%	3.5%
Choice on transitional arrangements and relevant exposures			
EU-27b	Choice on transitional arrangements for the definition of the capital measure	N/A	N/A

22 The leverage ratio requirements reported in this template relate to the self-imposed add-on for systemic relevance.

Leverage ratio | 39

Template EU LR3 — LRSpl: Split-up of on balance sheet exposures (excluding derivatives, SFTs and exempted exposures)[23]

This template provides a further breakdown of the total on-balance sheet leverage exposures separately by banking/trading book classification and exposure class.

		a
		CRR leverage ratio exposures
Amounts are in EUR million, unless otherwise indicated		30.06.2023
EU-1	**Total on-balance sheet exposures (excluding derivatives, SFTs, and exempted exposures), of which:**	**523,481**
EU-2	Trading book exposures	-
EU-3	Banking book exposures, of which:	523,481
EU-4	Covered bonds	5,906
EU-5	Exposures treated as sovereigns	146,003
EU-6	Exposures to regional governments, MDB, international organisations and PSE **not** treated as sovereigns	79,629
EU-7	Institutions	83,292
EU-8	Secured by mortgages of immovable properties	-
EU-9	Retail exposures	-
EU-10	Corporate	119,061
EU-11	Exposures in default	1,504
EU-12	Other exposures (e.g. equity, securitisations, and other non-credit obligation assets)	88,086

23 Total on-balance sheet exposures decreased over the first half of 2023 due to the reporting reclassification mentioned above.

40 | June 2023 EIB Group Risk Management Disclosure Report

7 Liquidity risk

7.1 Liquidity coverage ratio (LCR)

Template EU LIQ1 — Quantitative information of LCR

The following template provides information on the components of the Group LCR. Data are presented as monthly averages over the last 12 months preceding each quarter end.[24]

		a	b	c	d	e	f	g	h
Amounts are in EUR million, unless otherwise indicated		**Total unweighted value (average)**				**Total weighted value (average)**			
EU 1a	Quarter ending on (DD Month YYY)	30/06/2023	31/03/2023	31/12/2022	30/09/2022	30/06/2023	31/03/2023	31/12/2022	30/09/2022
EU 1b	Number of data points used in the calculation of averages	12	12	12	12	12	12	12	12
HIGH-QUALITY LIQUID ASSETS									
1	Total high-quality liquid assets (HQLA)					76,012	81,983	86,255	88,565
CASH-OUTFLOWS									
2	Retail deposits and deposits from small business customers, of which:	-	-	-	-	-	-	-	-
3	*Stable deposits*	-	-	-	-	-	-	-	-
4	*Less stable deposits*	-	-	-	-	-	-	-	-
5	Unsecured wholesale funding	9,501	9,372	9,154	9,233	8,647	8,494	8,258	8,294
6	*Operational deposits (all counterparties) and deposits in networks of cooperative banks*	-	-	-	-	-	-	-	-
7	*Non-operational deposits (all counterparties)*	1,845	1,943	1,971	1,936	990	1,065	1,075	997
8	*Unsecured debt*	7,656	7,429	7,183	7,297	7,656	7,429	7,183	7,297
9	*Secured wholesale funding*					3	12	11	11
10	Additional requirements	126,758	125,366	124,621	126,109	19,598	19,287	19,272	19,507
11	*Outflows related to derivative exposures and other collateral requirements*	5,105	5,037	5,188	5,358	5,105	5,037	5,188	5,358
12	*Outflows related to loss of funding on debt products*	-	-	-	-	-	-	-	-
13	*Credit and liquidity facilities*	121,653	120,329	119,433	120,751	14,494	14,250	14,085	14,149

[24] This is the reason for the variance between the EIB Group LCR at 30.06.2023 and the figure presented in the table.

Liquidity risk | 41

14	Other contractual funding obligations	1,048	1,044	979	843	1,048	1,044	979	843
15	Other contingent funding obligations	31,335	30,647	28,473	26,248	3,920	3,709	3,481	3,572
16	**TOTAL CASH OUTFLOWS**					**33,216**	**32,545**	**32,002**	**32,227**
CASH-INFLOWS									
17	Secured lending (e.g. reverse repos)	6,197	5,015	5,045	4,938	6,096	4,937	4,870	4,800
18	Inflows from fully performing exposures	7,541	8,316	9,026	9,852	6,242	6,885	7,554	8,480
19	Other cash inflows	898	984	1,300	1,286	898	984	1,300	1,286
EU-19a	(Difference between total weighted inflows and total weighted outflows arising from transactions in third countries where there are transfer restrictions or which are denominated in non-convertible currencies)					-	-	-	-
EU-19b	(Excess inflows from a related specialised credit institution)					-	-	-	-
20	**TOTAL CASH INFLOWS**	**14,635**	**14,315**	**15,371**	**16,076**	**13,236**	**12,807**	**13,725**	**14,565**
EU-20a	*Fully exempt inflows*	-	-	-	-	-	-	-	-
EU-20b	*Inflows subject to 90% cap*	-	-	-	-	-	-	-	-
EU-20c	*Inflows subject to 75% cap*	14,635	14,315	15,371	16,076	13,236	12,807	13,725	14,565
TOTAL ADJUSTED VALUE									
21	**LIQUIDITY BUFFER**					**76,012**	**81,983**	**86,255**	**88,565**
22	**TOTAL NET CASH OUTFLOWS**					**19,980**	**19,739**	**18,277**	**17,661**
23	**LIQUIDITY COVERAGE RATIO (%)**					**420.4%**	**447.5%**	**498.6%**	**542.2%**

42 | June 2023 EIB Group Risk Management Disclosure Report

Table EU LIQB — Qualitative information on LCR, which complements template EU LIQ1

Row number	Qualitative information	
(a)	Explanations on the main drivers of LCR results and the evolution of the contribution of inputs to the LCR's calculation over time.	The EIB Group LCR as at 30.06.2023 stands at 301%. The year-to date LCR decrease is driven by both a decrease in HQLA and an increase in net cash outflows. In particular, the HQLA decreased by EUR 6 billion over the course of the year, attributed to the decrease in Level 1 assets. Net cash outflows increased by EUR 1.5 billion. The main elements of the LCR denominator are loan cash flows (both inflows and outflows) and wholesale funding due redemptions. A significant part of the outflows is related to derivatives transactions and to additional collateral outflows that would result from the impact of an adverse market scenario on the Bank's derivatives transactions, which is calculated based on the regulatory 24 months historical look-back approach.
(b)	Explanations on the changes in the LCR over time.	The year-to-date LCR decrease is driven by both a decrease in HQLA and an increase in net cash outflows.
(c)	Explanations on the actual concentration of funding sources.	Given the Bank's business model, wholesale long-term funding primarily through bond issuance is the prevailing source to deploy its lending activities. The funding strategy of the EIB relies on the issuance of large and liquid benchmark transactions in the main currencies (EUR and USD). These benchmark transactions are complemented by targeted issuance offerings and prudent diversification of investors, currencies and markets. A growing issuance share comes in the form of Climate- and Sustainability Awareness Bonds, whose proceeds are allocated to disbursements of projects contributing substantially to sustainability objectives, in line with evolving EU legislation on sustainable finance.
(d)	High-level description of the composition of the institution's liquidity buffer.	The HQLA (regulatory liquidity buffer) as at 30 June 2023 is primarily driven by Level 1 cash and reserves at the Central Bank (58%) and Level 1 securities (37%).
(e)	Derivative exposures and potential collateral calls.	The main outflows, related to the derivative exposures, are in relation to the impact of an adverse market scenario on derivatives based on the 24 months historical look-back approach.
(f)	Currency mismatch in the LCR.	The LCR is monitored for significant currencies (EUR, GBP and USD as at 30.06.2023). Consistency of the currency denomination of its liquid assets with its net liquidity outflows is ensured by the EIB Group on an ongoing basis, in order to prevent an excessive currency mismatch.
(g)	Other items in the LCR calculation that are not captured in the LCR disclosure template but that the institution considers relevant for its liquidity profile.	The Bank operates in a multicurrency environment and uses different settlement platforms and correspondent banks that impose time constraints within the day to perform the settlement of payments. As a result, the Bank is exposed to intra-day liquidity risk. The Bank actively manages its intraday liquidity positions and risks to ensure that all payments and settlement obligations are met in a timely manner, under both normal and stressed conditions. In addition, several proactive and reactive mitigation actions have been implemented to manage this risk. The intraday liquidity risk is monitored by the 1st and 2nd lines of defence on a daily and monthly basis, under both normal and stressed scenarios.

Liquidity risk | 43

7.2 Net stable funding ratio (NSFR)

Template EU LIQ2 — Net Stable Funding Ratio

The template below presents an overview of the calculation of the Group NSFR.

		a	b	c	d	e
		Unweighted value by residual maturity				Weighted value
	Amounts are in EUR million, unless otherwise indicated	No maturity	< 6 months	6 months to < 1yr	≥ 1yr	
Available stable funding (ASF) Items						
1	Capital items and instruments	**79,484**	-	-	-	**79,484**
2	*Own funds*	79,484	-	-	-	**79,484**
3	*Other capital instruments*		-	-	-	-
4	Retail deposits		-	-	-	-
5	*Stable deposits*		-	-	-	-
6	*Less stable deposits*		-	-	-	-
7	Wholesale funding:		45,962	41,593	358,598	380,146
8	*Operational deposits*		-	-	-	-
9	*Other wholesale funding*		45,962	41,593	358,598	380,146
10	Interdependent liabilities		-	-	-	-
11	Other liabilities:	11,631	14,950	160	4,343	4,423
12	*NSFR derivative liabilities*	11,631				
13	*All other liabilities and capital instruments not included in the above categories*		14,950	160	4,343	4,423
14	**Total available stable funding (ASF)**					**464,054**
Required stable funding (RSF) Items						
15	Total high-quality liquid assets (HQLA)					975
EU-15a	Assets encumbered for a residual maturity of one year or more in a cover pool		-	-	-	-
16	Deposits held at other financial institutions for operational purposes		-	-	-	-
17	Performing loans and securities:		33,821	35,034	390,380	345,107
18	*Performing securities financing transactions with financial customers collateralised by Level 1 HQLA subject to 0% haircut*		-	-	-	-
19	*Performing securities financing transactions with financial customer collateralised by other assets and loans and advances to financial institutions*		21,427	19,397	78,094	89,341
20	*Performing loans to non- financial corporate clients, loans to retail and small business customers, and loans to sovereigns, and PSEs, of which:*		11,545	13,247	299,053	242,899
21	*With a risk weight of less than or equal to 35% under the Basel II Standardised approach for credit risk*		4,013	3,742	118,460	80,876
22	*Performing residential mortgages, of which:*		-	-	-	-
23	*With a risk weight of less than or equal to 35% under the Basel II Standardised approach for credit risk*		-	-	-	-
24	*Other loans and securities that are not in default and do not qualify as HQLA, including exchange-traded equities and trade finance on-balance sheet products*		849	2,390	13,233	12,867

44 | June 2023 EIB Group Risk Management Disclosure Report

 Liquidity risk | 45  25  Interdependent assets  -  -  -  -  26  Other assets:  13,372  521  18,609  20,505  27  Physical traded commodities  -  -  28  Assets posted as initial margin for derivative contracts and contributions to default funds of CCPs  -  -  29  NSFR derivative assets  -  -  30  NSFR derivative liabilities before deduction of variation margin posted  11,662  583  31  All other assets not included in the above categories  1,710  521  18,609  19,922  32  Off-balance sheet items  -  -  164,274  10,248  33  Total RSF  376,835  34  Net Stable Funding Ratio (%)  123.1%

8 Interest rate risk in the banking book

The table below presents the EVE results of stress tests based on the EBA supervisory shock scenarios (in EUR million and as a percentage of the CET1) measured at EIB Group level[25].

Changes of the economic value of equity				
Supervisory shock scenario	30.06.2023		31.12.2022	
	EUR million	*% CET1*	*EUR million*	*% CET1*
Parallel up	-5,708	-7.3%	-5,437	-7.1%
Parallel down	3,310	4.2%	3,152	4.1%
Steepener	-737	-0.9%	-776	-1.0%
Flattener	-220	-0.3%	-133	-0.2%
Short rate up	-1,960	-2.5%	-1,794	-2.3%
Short rate down	1,019	1.3%	921	1.2%

[25] As explained in Appendix I, the disclosure requirements defined in Commission Implementing Regulation (EU) 2022/631 on IRRBB (with respect to changes of the net interest income as per EU IRRBB1) are not yet fully implemented.

46 | June 2023 EIB Group Risk Management Disclosure Report

9 Appendix

9.1 Appendix I — Extent and frequency of disclosures

The content of the disclosures in this report follows the one specified in Article 433a of the CRR, applicable as BBP to the EIB. As an adaptation in line with its BBP Guiding Principles available on the EIB's official website, the EIB Group discloses information on a semi-annual basis compared to the quarterly frequency provided for by the CRR, as amended. The current report is the first semi-annual disclosure report published by the EIB Group.

The current implementation of the semi-annual disclosures reflects the non-applicability or non-availability of certain templates, as follows:

- Non-relevance of certain templates due to the Group's business model, activities or the scope criteria of the template itself:

	Template	Justification
Regulatory capital	**EU CCR6** – Credit derivatives exposures	The EIB Group does not make use of credit derivatives.
	EU CCR7 – RWEA flow statements of CCR exposures under the IMM	The EIB Group does not use the Internal Model Method (IMM) for calculating counterparty credit risk (CCR) capital charge.
	EU-SEC2 – Securitisation exposures in the trading book	The EIB Group does not have a trading book.
	EU MR 1 – Market risk under the standardised approach	As of 30 June 2023, no capital charge for market risk was required as (1) the Group does not have a trading book and (2) its net FX position stood below the regulatory ("de minimis'") threshold of 2%.
	EU MR2-B – RWA flow statements of market risk exposures under the IMA	The EIB Group does not have a trading book.
	EU MR3 – IMA values for trading portfolios	
	EU MR4 – Comparison of VaR estimates with gains/losses	
Asset quality	**EU CR2a** – Changes in the stock of non-performing loans and advances and related net accumulated recoveries	These templates should only be disclosed by credit institutions whose NPL ratio is above 5%.
	EU CQ2 – Quality of forbearance	
	EU CQ6 – Collateral valuation – loans and advances	
	EU CQ7 – Collateral obtained by taking possession and execution processes	The template is not relevant to the Group as (1) there has been no repossession of collateral in the recent past and (2) template CQ8 should only be disclosed by credit institutions whose NPL ratio is equal to or above 5%.
	EU CQ8 – Collateral obtained by taking possession and execution processes – vintage breakdown	

- Partial non-applicability of templates in line with BBP Guiding Principles — certain templates were adapted by omitting/changing certain lines/columns in order to reflect their incompatibility with the EIB's nature, policy mission, specific tasks, governance structure and business model. Details on the various adaptations are provided in footnotes below the respective templates.

Appendix | 47

48 | June 2023 EIB Group Risk Management Disclosure Report  Non-availability of templates due to ongoing data enhancement or implementation efforts and/or ongoing assessment of BBP applicability in line with BBP Guiding Principles:  EU LR1 – LRSum: Summary reconciliation of accounting assets and leverage ratio exposures  EU CCR5 – Composition of collateral for CCR exposures  EU CR3 – CRM techniques overview: Disclosure of the use of credit risk mitigation techniques  EU CR8 – RWEA flow statements of credit risk exposures under the IRB approach  EU IRRBB1 – Interest rate risk of non-trading book activities (with respect to changes of the net interest income)  EU ESG 1 – Banking book — Climate Change transition risk: Credit quality of exposures by sector, emissions and residual maturity  EU ESG 2 – Banking book — Climate change transition risk: Loans collateralised by immovable property — Energy efficiency of the collateral  EU ESG 4 – Climate change transition risk: Exposures to top 20 carbon-intensive firms  EU ESG 5 – Climate change physical risk: Exposures subject to physical risk  EU ESG 10 – Other climate change mitigating actions that are not covered in the EU Taxonomy

 Appendix | 49  9.2 Appendix II — Abbreviations  ASF  Available Stable Funding (ASF) amount of liabilities and own funds calculated as per Article 428i et seq. of the Capital Requirements Regulation.  AT1  Additional Tier 1 (Capital): One of the three elements composing regulatory own funds (together with CET1 and T2). AT1 is composed of additional tier 1 items calculated as per Article 61 of the Capital Requirements Regulation.  BBP  Best Banking Practice  CCF  Credit conversion factor: ratio of the currently undrawn amount of a commitment that could be drawn as per Article 4(1)(56) of the CRR, and which is used to convert part of the unused part of credit facilities and other off-balance sheet items into exposure at default amount.  (Q)CCP  (Qualifying) Central Counterparties (CCPs) are financial institutions that facilitate trading of derivatives and equity products between counterparties, by becoming the buyer to every seller and the seller to every buyer, in order to reduce the risk in the contracts traded. A qualifying CCP is a CCP as defined by Article 4(1)(88) of the CRR.  CCR  Counterparty Credit Risk (CCR) is the risk that the counterparty (of usually an over-the-counter derivatives transaction or a securities financing transaction) defaults before the final settlement of the transaction’s cash flows, creating an economic loss for the institution.  CET1  Common Equity Tier 1 (CET1) capital is one of the three elements composing regulatory own funds (together with AT1 and T2). CET1 is composed of the CET1 items representing the highest quality of regulatory capital, absorbing losses immediately when they occur and calculated as per Article 50 of the Capital Requirements Regulation.  CIUs  Collective Investment Undertakings, as defined in Article 4(1)(7) of the Capital Requirements Regulation.  CRD  Capital Requirements Directive or Directive 2013/36/EU of the European Parliament and of the Council, as amended from time to time.  CRM  Credit Risk Mitigation (CRM) are techniques used by banks to mitigate credit risk, as defined in Article 4(1)(57) of the CRR.  CRR  Capital Requirements Regulation or Regulation (EU) No 575/2013 of the European Parliament and of the Council, as amended from time to time.  CSD  Central Securities Depositories (CSD) are entities operating a securities settlement system and are responsible for the registration and safekeeping of securities as defined in Article 2(1)(1) of Regulation (EU) No 909/2014 of the European Parliament and of the Council of 23 July 2014, as amended from time to time.  CVA  Credit Value Adjustment (CVA) reflects the current market value of the credit risk of the counterparty to the institution as provided for under Article 381 of the CRR.  EBA  European Banking Authority  EBRD  European Bank for Reconstruction and Development  EEPE  Under the Internal Model Method, institutions shall calculate their exposure value to counterparty credit risk taking into consideration their Effective Expected Positive Exposure (EEPE) — a measure of the expected increase in the exposure value of the contract over a horizon of maximum one year.  EIB(G)  European Investment Bank (Group)  EIF  European Investment Fund  EU  European Union  EU-AD  EU Accounting Directives: Directive 2013/34/EU of the European Parliament and of the Council of 26 June 2013 on the annual financial statements, consolidated financial statements and related reports of certain types of undertakings, amending Directive 2006/43/EC of the European Parliament and of the Council and repealing Council Directives 78/660/EEC and 83/349/EEC Text with EEA relevance, as amended from time to time.  EVE  The Economic Value of Equity (EVE) is one of the metrics commonly used to monitor Interest Rate Risk in the Banking Book. It is calculated as the difference between the present value of all assets and liabilities as well as off-balance sheet items in the banking book, excluding own equity.  GRMDR  Group Risk Management Disclosure Report  HQLA  High-Quality Liquid Assets (HQLA) are assets of high liquidity and credit quality that can be easily and immediately converted into cash without significant loss of value, and which are part of the liquidity buffer as per Article 6 of Regulation (EU) No 2015/61 of 10 October 2014, as amended from time to time.  IFRS  International Financial Reporting Standards  IMA  The Internal Model Approach (IMA) is one of the regulatory approaches available to banks to quantify the required capital for market risk. This approach enables banks to use their own risk parameters to calculate a value at risk (VaR).  IMM  The Internal Model Method (IMM) is one of the regulatory approaches available to banks to quantify required capital for counterparty credit risk. This approach enables banks to use their own risk parameters to quantify the required amount of capital for counterparty credit risk, subject to the explicit approval of their respective supervisors.  IRB (A-IRB and F-IRB)  The Internal Ratings Based (IRB) approach is one of the regulatory approaches available to banks to quantify the required capital for credit risk. This approach enables banks to use their own risk parameters to quantify the required amount of

 50 | June 2023 EIB Group Risk Management Disclosure Report  capital for credit risk, subject to the explicit approval of their respective supervisors. The difference between the Advanced and Foundation IRB (A-IRB and F-IRB) lies in the type of parameters modelled by banks.  IRRBB  Interest Rate Risk in the Banking Book: the current and prospective risk of a negative impact on the institution’s economic value of equity or net interest income, taking market value changes into account as appropriate, which arise from adverse movements in interest rates affecting interest rate-sensitive instruments, including gap risk, basis risk and option risk 26.  ITS  Implementing Technical Standards  LCR  The Liquidity Coverage Ratio (LCR) is a regulatory liquidity metric that aims to ensure that institutions maintain levels of liquidity buffers which are adequate to face any possible imbalance between liquidity inflows and outflows under severely stressed conditions over a period of 30 days, as provided under Article 412(1) of the CRR.  LGD  Loss Given Default (LGD) is the ratio of the loss on an exposure due to the default of a counterparty as defined in Article 4(1)(55) of the CRR.  MDB  Multilateral Development Bank  NPE  Non-performing Exposures (NPE) are exposures considered to be non-performing as per Article 47a of the CRR.  NPL  Non-performing Loans are loans that qualify as non-performing exposures ('NPE').  NSFR  The Net Stable Funding Ratio (NSFR) is a regulatory liquidity metric that aims to limit overreliance on short-term wholesale funding and encourages better assessment of funding risk across all on- and off-balance sheet items, promoting funding stability. The NSFR is calculated as per Article 428b of the CRR.  OTC  Over-the-counter (OTC) contracts are derivatives contracts traded and negotiated directly between two parties (without going through an exchange). OTC derivatives also include transactions with central counterparties where contracts are based on novation.  PD  Probability of default (PD) of a counterparty over a one-year period, as defined in Article 4(1)(54) of the CRR.  (S)REP  The Bank is not subject to the Supervisory Review and Evaluation Process (SREP) but put in place a similar internal process, the Review and Evaluation Process (REP), to support the Audit Committee in verifying the EIB’s adherence with applicable Best Banking Practices.  RSF  The required amount of stable funding (RSF) is calculated in accordance with Articles 428p et seq. of the CRR.  RWEA or RWA  Risk-weighted exposure amounts (RWEA) or Risk-weighted amounts (RWA) represent a measure of the risks that a bank is exposed to through its assets and off-balance sheet items.  SA-CCR  The Standardised Approach for Counterparty Credit Risk (SA-CCR) is one of the regulatory approaches available to banks to calculate their Exposure at Default (EAD) of derivatives and long-settlement transaction exposure to counterparty credit risk based on the replacement cost and potential future exposure of the transactions.  SEC-ERBA  The Securitisation External Ratings Based Approach (SEC-ERBA) is one of the regulatory approaches available to banks to quantify required capital for securitisation exposures. This approach relies on a formula using as an input the exposure's external credit rating.  SEC-IAA  The Securitisation Internal Assessment Approach (SEC-IAA) is a regulatory approach available to banks to quantify required capital for certain Asset Backed Commercial Paper transactions. This approach relies on the institutions' internal assessments of the credit quality of the transaction.  SEC-IRBA  The Securitisation IRB Approach (SEC-IRBA) is one of the regulatory approaches available to banks to quantify required capital for securitisation exposures. This approach relies on a formula using as an input the Bank's own risk parameters calculated at the level of the underlying portfolio.  SEC-SA  The Securitisation Standardised Approach (SEC-SA) is one of the regulatory approaches available to banks to quantify required capital for securitisation exposures. This approach relies on a formula using as an input the exposure's underlying portfolio delinquency rates and respective asset classes.  SFTs  Securities Financing Transactions (SFTs) are the financial operations listed in Article 4(1)(139) of the CRR, such as repurchase transaction (repo), buy-sell back/sell-buy back transaction or margin lending.  SMEs  Small and medium-sized enterprises, as defined by Commission Recommendation 2003/361.  SRT  Securitisations that meet the conditions for Significant Risk Transfer (SRT) as per Title 2, Chapter 5, Section 2 of the CRR.  STS  Simple, transparent and standardised: technical characteristics applicable to securitisation instruments, which are allowed to use that designation as per Article 18 of Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017, as amended from time to time.  VaR  Value at Risk (VaR) is a probabilistic method used to measure the potential loss in value of an asset over a given time period for a given distribution of historical returns and at a given confidence interval.  26  EBA GL/2022/14.

 June 2023  European Investment Bank Group Risk Management Disclosure Report  European Investment Bank  98 -100, boulevard Konrad Adenauer L-2950 Luxembourg  +352 4379-22000  www.eib.org – info@eib.org  2023-0253  © European Investment Bank, 12/2023 EN